Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

dated as of May 25, 2017

by and among

ESTENSON LOGISTICS, LLC,

a Nevada limited liability company,

ESTENSON LOGISTICS, LLC,

a Delaware limited liability company,

TRULINE CORPORATION,

a Nevada corporation (solely for purposes of Sections 3.2, 5.5(a), 15.5 and 15.6),

THE EQUITYHOLDERS NAMED HEREIN

and

HUB GROUP TRUCKING, INC.

TABLE OF CONTENTS

Page

ARTICLE I Definitions	1
1.1 Previously Defined Terms	1
1.2 Definitions	1
1.3 Interpretation	16
ARTICLE II Purchase and Sale, Purchase Price, Allocation and Other Related Matters	17
2.1 Purchase and Sale	17
2.2 Purchase Price	17
2.3 Estimated Purchase Price	18
2.4 Payment of the Purchase Price	18
2.5 Earnout	19
2.6 Closing Balance Sheet	24
2.7 Purchase Price Settlement	25
2.8 Indemnification Escrow Funds	25
2.9 Transfer Taxes and Vehicle Registration Fees	25
2.10 Allocation	26
2.11 Withholding	26
ARTICLE III Closing and Closing Date Deliveries	26
3.1 Closing	26
3.2 Closing Deliveries by Seller	26
3.3 Closing Deliveries by Purchaser	28
3.4 Cooperation	29
ARTICLE IV Pre-Closing Filings	29
4.1 Government Filings	29
ARTICLE V Pre-Closing Covenants	31
5.1 Due Diligence Review	31
5.2 Maintenance of Business and Notice of Changes	31
5.3 Pending Closing	31
5.4 Consents	33
5.5 Commercially Reasonable Efforts to Close	33
ARTICLE VI Financial Statements; Disclosure Schedule	34
6.1 Pre-Signing Deliveries	34
ARTICLE VII Representations and Warranties of Seller	34
7.1 Due Organization; Equity Interests	34
7.2 Authority	35

 i

7.3 No Violations and Consents	35
7.4 Brokers	36
7.5 Required Assets	36
7.6 Related Party Transactions	36
7.7 Title to Purchased Assets	36
7.8 Condition of Assets	37
7.9 Real Estate	37
7.10 Litigation and Compliance with Laws	39
7.11 Intellectual Property	39
7.12 Contracts	40
7.13 Financial Statements and Related Matters	42
7.14 Changes Since the Most Recent Annual Balance Sheet Date	43
7.15 Insurance	43
7.16 Licenses and Permits	43
7.17 Environmental Matters	44
7.18 Employee Benefit Plans	45
7.19 Taxes	48
7.20 Suppliers; Customers	49
7.21 No Illegal Payments	50
7.22 Solvency	51
7.23 Owner-Operators	51
ARTICLE VIII Representations and Warranties of Purchaser	51
8.1 Due Incorporation	51
8.2 Authority	51
8.3 No Violations	52
8.4 Brokers	52
8.5 Funds Available	52
ARTICLE IX Conditions to Closing Applicable to Purchaser	52
9.1 No Termination	52
9.2 Bring-Down of Seller’s Warranties and Covenants	52
9.3 No Material Adverse Change	52
9.4 Pending Actions	52
9.5 Required Contract Consents	53
9.6 No Order; HSR Act	53
9.7 Required Permits	53
9.8 All Necessary Documents	53
ARTICLE X Conditions to Closing Applicable to Seller	53
10.1 No Termination	53
10.2 Bring-Down of Purchaser Warranties and Covenants	53
10.3 Pending Actions	54
10.4 No Order; HSR Act	54

10.5 All Necessary Documents	54
ARTICLE XI Termination	54
11.1 Termination	54
11.2 Effect of Termination	54
ARTICLE XII Indemnification	55
12.1 Indemnification by Seller	55
12.2 Indemnification by Purchaser	55
12.3 Claim Procedure/Notice of Claim	56
12.4 Survival of Representations, Warranties and Covenants; Determination of Adverse Consequences	58
12.5 Limitations on Indemnification Obligations	59
12.6 Right of Set-Off	60
12.7 Source of Recovery	60
12.8 Exclusive Remedy.	60
ARTICLE XIII Confidentiality	61
13.1 Confidentiality of Materials	61
13.2 Remedy	61
ARTICLE XIV Employee Matters	62
14.1 Transferred Employees	62
14.2 Workers’ Compensation	62
14.3 Benefit Plans and Claims	62
14.4 401(k) Plan	64
14.5 Adoption of Collective Bargaining Agreements	64
14.6 ERISA Section 4204	64
14.8 No Third Party Beneficiaries	65
ARTICLE XV Certain Other Agreements	66
15.1 Post-Closing Access to Records	66
15.2 Consents Not Obtained at Closing	66
15.3 Avoidance of Double Withholding Taxes	67
15.4 Bulk Sale Waiver and Indemnity	67
15.5 Non-Competition; Non-Solicitation	67
15.6 Use of Estenson Logistics Name	68
15.7 Equityholders’ Guarantee	68
15.8 Taxes	68
15.9 Seller’s Existence	69
15.10 Guarantees	70
ARTICLE XVI Miscellaneous	70
16.1 Cost and Expenses	70
16.2 Entire Agreement	70

16.3 Counterparts	70
16.4 Assignment, Successors and Assigns	70
16.5 Savings Clause	71
16.6 Headings	71
16.7 Risk of Loss	71
16.8 Governing Law	71
16.9 Press Releases and Public Announcements	71
16.10 U.S. Dollars	71
16.11 Notices	71
16.12 SUBMISSION TO JURISDICTION; VENUE	73
16.13 WAIVER OF JURY TRIAL	73
16.14 No Third-Party Beneficiary	73
16.15 Disclosures	73
16.16 Fees and Expenses	73
16.17 Equityholders’ Obligations	74

Exhibit Index

Exhibit	Description	Section Reference
A	Earnout Payments	2.5
B	Form of Employment and Non-Compete Agreement	3.2(n)
C	Purchase Price Allocation	2.10
D	Form of Bill of Sale	3.2(a)
E	Form of Landlord Consent and Estoppel Certificate	3.2(k)
F	Form of Equityholder-Owned Facility Lease	3.2(l)
G	Form of Non-Disturbance Agreement	3.2(m)
H	Form of Assumption Agreement	3.2(b)
I	Form of Escrow Agreement	Definitions
J	Form of Transition Services Agreement	Definitions
K	Form of Consent to Assignment of Truline Carrier/Broker Agreement	3.2(u)

 v

Disclosure Schedule Index

Section 5.3 -	Pending Closing
Section 7.1(a) -	Foreign Qualifications
Section 7.1(c) -	Equityholders
Section 7.1(d) -	Company Equity Interests
Section 7.1(e) -	Subsidiaries
Section 7.3 -	Required Consents and Approvals
Section 7.6 -	Related Party Transactions
Section 7.7 -	Personal Property
Section 7.8 -	Condition of Assets
Section 7.9 -	Leased Real Property and Licensed Real Property
Section 7.10(a) -	Litigation and Compliance with Laws
Section 7.10(c) -	Labor
Section 7.10(e) -	Cargo Losses
Section 7.11 -	Intellectual Property
Section 7.11(c) -	Intellectual Property Infringement
Section 7.12 -	Contracts
Section 7.13(a)	Financial Statements and Related Matters
Section 7.13(e) -	Indebtedness
Section 7.14 -	Changes Since the Most Recent Annual Balance Sheet Date
Section 7.15 -	Insurance
Section 7.16 -	Licenses and Permits
Section 7.17(a) -	Environmental Matters
Section 7.17(d) -	Storage Tanks
Section 7.17(e) -	Environmental Reports
Section 7.17(h) -	Environmental Compliance
Section 7.18 -	Employee Benefits
Section 7.18(c) -	Multiemployer Plans
Section 7.20(a) -	Suppliers
Section 7.20(b) -	Customers

Schedule Index

Schedule 1.2(a) -	Equipment Notes
Schedule 1.2(b) -	Equipment Note Permitted Liens
Schedule 1.2(c) -	Employee Incentive Agreements
Schedule 2.1 -	Certain Retained Assets
Schedule 2.3(b) -	Adjustment Principles
Schedule 2.5(f) -	Loss Rate Methodologies
Schedule 3.2(k) -	Landlord Consent and Estoppel Certificate Leases
Schedule 4.1 -	Government Permit Filings

Schedule 8.3 -	Purchaser No Violations
Schedule 9.5 -	Certain Required Consents and Approvals
Schedule 14.3(a) -	Assumed Benefit Plans
Schedule 14.2 -	Workers’ Compensation
Schedule 14.5 -	Assumed CBAs
Schedule 15.5 -	Truline Operations
Schedule 15.10 -	Guarantees

PURCHASE AGREEMENT

This Purchase Agreement is made and entered into as of May 25, 2017 (this “Agreement”) by and among HUB GROUP TRUCKING, INC., a Delaware corporation (“Purchaser”), ESTENSON LOGISTICS, LLC, a Nevada limited liability company (“Seller”), ESTENSON LOGISTICS, LLC, a Delaware limited liability company (the “Company” and together with Seller, the “Company Entities”), TIMOTHY J. ESTENSON, an individual (“Mr. Estenson”), TIMOTHY J. ESTENSON AND TRACI M. ESTENSON, TRUSTEES OF THE Timothy J. Estenson and Traci M. Estenson Trust, dated February 25, 2003 (“Estenson Trust”), PAUL A. TRUMAN, an individual (“Mr. Truman”), The Paul A. and Kristen Truman Living Trust 2009, dated August 6, 2009 (“Truman Trust” and together with Mr. Estenson, Estenson Trust and Mr. Truman, the “Equityholders”), and solely for purposes of Sections 3.2, 5.5(a), 15.5 and 15.6, Truline Corporation, a Nevada corporation (“Truline”).

RECITALS:

A.       Seller is engaged in the transportation of goods in interstate and intrastate commerce as a common carrier and contract carrier (the “Business”).

B.       The Equityholders own, beneficially and of record, all of the outstanding limited liability membership interests of Seller.

C.       Prior to the execution of this Agreement and in preparation for the Closing, Seller formed the Company and Seller received 100% of the outstanding limited liability membership interests of the Company (the “Equity Interests”), resulting in the Company becoming a wholly-owned subsidiary of Seller.

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

1.1        Previously Defined Terms. Each term defined in the first paragraph or Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

1.2        Definitions. Whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts Receivable” - As defined in clause (i) of the definition of Purchased Assets.

“Adjustment Principles” - As defined in Section 2.3(b).

“Adjustment Report” - As defined in Section 2.6(b).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, claims, demands, Orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, interest, losses, expenses and fees, including all reasonable accounting, consultant and attorneys’ fees and court costs, costs of expert witnesses and other expenses of litigation; provided, however, “Adverse Consequences” shall not include any punitive damages (other than any such damages sought from an Indemnified Party by a third party).

“Affiliate” means a Person which, directly or indirectly, is controlled by, controls, or is under common control with, another Person. As used in the preceding sentence, “control” shall mean and include (i) the ownership of more than 50% of the voting securities or other voting interest of any Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. With respect to any individual, the immediate family members thereof shall be deemed Affiliates of such individual.

“Affiliate Receivables” - As defined in clause (iii) of the definition of Retained Assets.

“Alternative Proposal” - As defined in Section 5.3(n).

“Annual Earnout Payment” means, for any Earnout Period, an amount equal to the Annual Earnout Payment indicated on Exhibit A for such Earnout Period, subject to the provisions of Section 2.5(a)(iii) regarding “Catch-Up Payments”.

“Annual Financial Statements” - As defined in Section 6.1(a).

“Assumed Benefit Plans” – As defined in Section 14.3(a).

“Assumed Equipment Note Debt” - As defined in Section 2.4(f).

“Assumed Liabilities” means only the following obligations and liabilities of Seller relating to the Business:

(a)                Seller’s trade and other normal operating payables and accrued expenses incurred in the Ordinary Course (including payroll expenses for the Transferred Employees), but only to the extent reflected or reserved for on the Final Closing Balance Sheet as Current Liabilities and only to the extent of the monetary amount of such payables so reflected;

(b)               the Assumed Equipment Note Debt, but only to the extent included in the calculation of the Final Assumed Equipment Note Debt;

(c)                the obligations and liabilities of Seller arising after the Closing Date under the Contracts and Permits included in the Purchased Assets; provided, however, the Company is not assuming any Liabilities of Seller in respect of a breach of or default under any such Contracts or Permits; and

(d)               any liability for Assumed Taxes.

“Assumed Taxes” means, to the extent such Tax was included as a Current Liability in the computation of the Final Net Working Capital, any Liability (i) for real or personal property Taxes with respect to the Purchased Assets that are due and payable by the Company after the Closing Date (without penalty or interest) and which are attributable to a Pre-Closing Tax Period; and (ii) for the employer’s portion of any employment Taxes that are due and payable after the Closing Date by the Company and which are attributable to wages to a Transferred Employee for services performed on or prior to the Closing Date. For avoidance of doubt, no Transfer Tax shall be an Assumed Tax and Transfer Taxes shall be governed by Section 2.9.

“Assumption Agreement” - As defined in Section 3.2(b).

“Base Purchase Price” - As defined in Section 2.2(a).

“Benefit Plans” - As defined in Section 7.18(b).

“Bill of Sale” - As defined in Section 3.2(a).

“Business” – As defined in Recital A.

“Business Day” means any day other than a Saturday or Sunday or other day on which banks in Chicago, Illinois or Phoenix, Arizona are authorized or required to be closed.

“Business EBITDA” means, for any Earnout Period, the Pre-Adjusted Business EBITDA after giving effect to the Corporate Administrative Charge Adjustment.

“Business EBITDA Shortfall” - As defined in Section 2.5(b)(ii).

“Cap” - As defined in Section 12.5(b).

“Catch-up Payment” - As defined Section 2.5(a)(iii)(A).

“Claim Notice” - As defined in Section 12.3(a).

“Claimed Amount” - As defined in Section 12.3(a).

“Closing” - As defined in Section 3.1.

“Closing Date” - As defined in Section 3.1.

“Closing Statement” - As defined in Section 2.6(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.

“Company Benefit Plans” – As defined in Section 14.3(b).

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, arrangement or undertaking, written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Contribution Period” - As defined in Section 14.6(b).

“Controlling Party” - As defined in Section 12.3(d).

“Corporate Administrative Charge Adjustment” means, for any Earnout Period, a charge for services previously provided by third parties to the Business prior to the Closing and which following the Closing are provided to the Business by Purchaser or any of Purchaser’s Affiliates, including legal services, accounting services, information technology services and telecommunications services; it being agreed that, for any Earnout Period, the Corporate Administrative Charge Adjustment shall be deducted from Pre-Adjusted Business EBITDA for purposes of determining Business EBITDA.

“Current Assets” means Seller’s Accounts Receivable, Inventory, Prepaids and Payroll Assets; provided, that Current Assets does not include any of the following: (a) interest receivable, (b) prepaid insurance, (c) any Retained Assets or (d) any claims for Tax refunds or other assets relating to Taxes (or any prepaids relating to Taxes (other than Prepaids relating to permits, authority, plates and licenses, which are included)).

“Current Liabilities” means those liabilities of Seller that constitute trade and normal operating payables and expenses incurred in the Ordinary Course, including payroll expenses for the Transferred Employees, drivers’ escrow, drivers’ savings and accrued vacation pay; provided, that Current Liabilities does not include any claims payable or other Retained Liabilities or any liability relating to income Taxes (including deferred income Tax items).

“Darigold Indemnifications” - As defined in Section 14.6(e).

“Disclosure Schedule” - As defined in Section 6.1(c).

“DOJ” means the Antitrust Division of the U.S. Department of Justice.

“Drop-Down Transaction” - As defined in Section 2.1(a).

“Earnout Adjustment Report” - As defined in Section 2.5(c).

“Earnout Payment” - As defined in Section 2.5(a)(i).

“Earnout Period” - As defined in Section 2.5(a)(i).

“Earnout Statement” - As defined in Section 2.5(b).

“Employee Incentive Agreements” means, collectively, the Employee Incentive Agreements to be entered into prior to the Closing between Seller and each of the individuals identified on Schedule 1.2(c), in form and substance satisfactory to Purchaser.

“Employment and Non-Compete Agreement” means an employment agreement to be entered into in connection with the Closing between the Company and Mr. Estenson, substantially in the form of Exhibit B.

“Environmental Claim” means any and all Adverse Consequences (including expenditures for investigation and remediation) incurred by reason of the presence, Release, threatened Release, handling or transportation of Hazardous Materials or otherwise related to a violation or alleged violation of Environmental Laws.

“Environmental Laws” means any and all Laws relating to: (i) emissions, discharges, spills, Releases or threatened Releases of Hazardous Materials; (ii) the use, generation, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Materials; (iii) the regulation of storage tanks; or (iv) otherwise relating to pollution or the protection of human health, safety or the environment, including the following statutes as now written and amended, and as amended hereafter, including any and all regulations promulgated thereunder and any and all state and local counterparts: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the California Health and Safety Code, Division 26 and Public Resources Code, Divisions 13, 13.5, and 34, and California Code of Regulations Title 13, Division 3 and Title 17, Division 3.

“Equipment Note Debt” means the Indebtedness of Seller, as of the Closing, under the promissory notes identified on Schedule 1.2(a).

“Equityholder-Owned Facilities” means the facility identified on Exhibit F, which is owned by an Equityholder (or an Affiliate thereof (other than Seller or the Company)) and leased to Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, each corporation, trade or business that is, along with such Person, part of the controlled group of corporations, trades or businesses under common control within the meaning of sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Bank of America, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date among the Escrow Agent, Purchaser and Seller, substantially in the form of Exhibit I.

“Estimated Assumed Equipment Note Debt” - As defined in Section 2.3(a).

“Estimated Closing Cash Purchase Price” means an amount equal to (i) the Base Purchase Price, (ii) plus the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital or minus the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, (iii) plus the Estimated Net Capital Expenditure Amount, (iv) minus the Estimated Assumed Equipment Note Debt.

“Estimated Net Capital Expenditure Amount” - As defined in Section 2.3(a).

“Estimated Net Working Capital” - As defined in Section 2.3(a).

“Excess Business EBITDA” - As defined in Section 2.5(a)(iii).

“Facility Lease” - As defined in Section 3.2(l).

“FCPA” – As defined in Section 7.21.

“Final Assumed Equipment Note Debt” - As defined in Section 2.6(a).

“Final Closing Balance Sheet” - As defined in Section 2.6(d).

“Final Closing Cash Purchase Price” - As defined in Section 2.2(a).

“Final Net Capital Expenditure Amount” means the Net Capital Expenditure Amount, as finally determined pursuant to Section 2.6.

“Final Net Capital Expenditure Amount Calculation” - As defined in Section 2.6(a).

“Final Net Working Capital” means the Net Working Capital, as finally determined pursuant to Section 2.6.

“Final Net Working Capital Calculation” - As defined in Section 2.6(a).

“Financial Statements” means the Annual Financial Statements, the Interim Financial Statements and any and all other financial statements delivered to Purchaser pursuant to Section 5.3(m).

“First Earnout Period” - As defined in Section 2.5(a).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions, or any arbitrator.

“Guarantees” - As defined in Section 15.10.

“Hazardous Material” means (i) all substances, wastes, pollutants, contaminants and materials (collectively, “Substances”) regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under Environmental Laws; (ii) all Substances with respect to which any Governmental Authority otherwise requires environmental investigation, monitoring, reporting, or remediation; (iii) petroleum and petroleum products and by products, including crude oil and any fractions thereof; (iv) natural gas, synthetic gas, and any mixtures thereof; and (v) radon, radioactive substances, asbestos, urea formaldehyde and polychlorinated biphenyls (“PCBs”).

“Indebtedness” means all obligations and/or indebtedness of Seller, as of the time of determination: (i) for borrowed money or issued in substitution for, or exchange of, borrowed money (including the Equipment Note Debt (whether Assumed Equipment Note Debt or Unassumed Equipment Note Debt)); (ii) evidenced by a note, bond, debenture or other debt security; (iii) secured by a Lien on any Purchased Assets or the Equity Interests; (iv) with respect to any capital leases; (v) under letters of credit, bankers’ acceptances or similar instruments; (vi) for deferred purchase price (whether for property or services); (vii) under any derivative, swap or hedging agreements; (viii) under pension plans for the underfunding thereof; (ix) for deferred compensation; (x) for severance and any related compensation and payroll expenses; (xi) for unpaid litigation or settlement obligations or related expenses; (xii) owed to any Equityholder or any Affiliate of any Equityholder; (xiii) under guarantees of the types of obligations and/or indebtedness referred to above; and/or (xiv) for accrued interest, prepayment premiums or penalties or expenses related to any of the foregoing. “Indebtedness” shall also include all obligations and/or indebtedness of any Equityholder, as of the time of determination, secured by a Lien on any Purchased Assets, the Equity Interests or the equity interests of Seller.

“Indemnification Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Indemnification Escrow Amount.

“Indemnification Escrow Amount” means Four Million Dollars ($4,000,000).

“Indemnification Escrow Fund Release Date” means the second (2nd) Business Day after the eighteen (18) month anniversary of the Closing Date.

“Indemnification Escrow Funds” means the balance of funds held in the Indemnification Escrow Account at any time by the Escrow Agent pursuant to the Escrow Agreement.

“Indemnified Party” - As defined in Section 12.3(a).

“Indemnifying Party” - As defined in Section 12.3(a).

“Independent Auditors” means KPMG or, if KPMG is unavailable or unwilling to serve as Independent Auditors, such other nationally recognized accounting or financial services firm that is mutually acceptable to Purchaser and Mr. Estenson and Mr. Truman.

“Information” - As defined in Section 13.1.

“Insurance Provider” means Ambridge Partners, LLC.

“Intellectual Property” means any of the following worldwide: (a) patents, utility models and industrial design registrations and applications for any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of any of the foregoing; (b) registered and unregistered trademarks, service marks, trade dress and trade names, applications for and renewals and extensions of any registrations of the foregoing and goodwill associated with any of the foregoing; (c) registered and unregistered copyrights and applications for registration of copyrights; (d) internet domain names; (e) trade secrets, intellectual property rights in know-how and other proprietary rights, including intellectual property rights in inventions, invention disclosures, methods, processes, algorithms, customer lists and supplier lists; (f) intellectual property rights in computer software and databases; and (g) other similar intellectual property rights.

“Interim Balance Sheet Date” means March 31, 2017.

“Interim Financial Statements” - As defined in Section 6.1(b).

“Inventory” - As defined in clause (iii) of the definition of Purchased Assets.

“IRS” means the Internal Revenue Service.

“Landlord Consent and Estoppel Certificates” - As defined in Section 3.2(k).

“Law” means any law, statute, code, regulation, ordinance, rule, or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority or any Order or any Permit.

“Lease” - As defined in Section 7.9(b).

“Leased Real Property” - As defined in Section 7.9(b).

“Liabilities” means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“License” - As defined in Section 7.9(b).

“Licensed Real Property” - As defined in Section 7.9(b).

“Lien” means any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, license, claim, right of any third party, easement, encroachment or encumbrance or other charges or rights of others of any kind or nature.

“Long-Term Disability” means total long-term disability under the Federal Social
Security Act or under a policy of private insurance in which a person is receiving benefits, but excluding any person currently receiving workers compensation benefits who Seller is required by statute to offer reemployment.

“Material Adverse Change” or “Material Adverse Effect” means a change that is or could reasonably be expected to be materially adverse to (a) the results of operations, financial condition, business, rights, properties, assets or liabilities of Seller, (b) Seller’s relations with its management, employees, drivers, contractors, creditors, suppliers, customers, regulators, insurers or others having business relationships with Seller, or (c) the ability of Seller or the Company to consummate the transactions contemplated hereby or perform its obligations hereunder; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change: (i) any adverse change or development relating to the United States financial, banking or securities markets, (ii) conditions resulting from the announcement of the transactions contemplated hereby in accordance with the terms of this Agreement, (iii) national or international political or social conditions or (iv) any adverse change or development impacting the United States truckload motor carrier industry generally; provided, that with respect to a matter described in any of the foregoing clauses (i), (iii) or (iv), such matter shall only be excluded so long as such matter does not have a disproportionate adverse effect on the Business, taken as a whole, relative to other comparable businesses operating in the industry in which the Business operates.

“Material Contract” - As defined in Section 7.12(a).

“Material Customers” - As defined in Section 7.20(b).

“Material Suppliers” - As defined in Section 7.20(a).

“Maximum Aggregate Earnout Payments” means the “Maximum Aggregate Earnout Payments” set forth on Exhibit A hereto.

“Maximum Annual Earnout Payment” means, for either Earnout Period, an amount equal to the Maximum Annual Earnout Payment indicated on Exhibit A for such Earnout Period.

“Minimum Target Business EBITDA” means an amount equal to (i) the Target Business EBITDA for the applicable Earnout Period multiplied by (ii) eighty percent (80%).

“Most Recent Annual Balance Sheet” means Seller’s balance sheet as of the Most Recent Annual Balance Sheet Date.

“Most Recent Annual Balance Sheet Date” means December 31, 2016.

“Most Recent Annual Financial Statements” means Seller’s financial statements as of the Most Recent Annual Balance Sheet Date.

“Multiemployer Plan” means the Western Conference of Teamsters Pension Plan.

“Net Capital Expenditure Amount” means the amount of net capital expenditures that are incurred by Seller between December 31, 2016 and the last Business Day preceding the Closing Date that are related to the purchase of tractors and trailers associated with (i) new, incremental customer operations; (ii) normal replacements procured in connection with a Contract renewal or amendment that includes an extension of the termination date thereof and a price increase; and (iii) casualty replacements.

“Net Working Capital” means the Current Assets minus the Current Liabilities determined as of the close of business on the day immediately prior to the Closing Date, which shall be calculated in accordance with the Adjustment Principles.

“Non-controlling Party” - As defined in Section 12.3(d).

“NWC Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement to hold the NWC Escrow Amount.

“NWC Escrow Amount” means an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000).

“NWC Escrow Funds” means the balance of funds held in the NWC Escrow Account at any time by the Escrow Agent pursuant to the Escrow Agreement.

“Objection Notice” - As defined in Section 12.3(b).

“Operating Agreement” means that certain Amended and Restated Operating Agreement of Seller dated as of February 2, 2007 by and between the Estenson Trust and the Truman Trust (as amended, restated or otherwise modified from time to time).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

“Ordinary Course” means the ordinary course of business of Seller, consistent with past practice and custom (including with respect to quantity and frequency).

“Payroll Assets” - As defined in clause (iv) of the definition of Purchased Assets.

“PCBs” - As defined in clause (v) of the definition of Hazardous Material.

“Pending Claims” - As defined in Section 15.9.

“Permits” - As defined in Section 7.16.

“Permitted Liens” means (i) liens for Taxes not yet due and payable, (ii) landlord and lessor liens existing under the terms and conditions of leases of real or personal property disclosed in Section 7.12(a) of the Disclosure Schedule, but not any such lien that has arisen or exists as a result of a default or breach by Seller of any obligation thereunder or the failure of any condition thereunder to be satisfied, (iii) Liens in connection with the Equipment Note Debt set forth on Schedule 1.2(b), (iv) liens on Retained Assets, and (v) with respect to the Leased Real Property, any minor imperfection of title, easements of public record or similar Liens that do not, individually or in the aggregate, interfere in any material respect with the present use or materially impair the value of the Leased Real Property.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind (including any Governmental Authority).

“Post-Closing Tax Period” means any Tax period (or portion of a Straddle Period) beginning on or after the day after the Closing Date.

“Pre-Adjusted Business EBITDA” means, for any Earnout Period, the income of the Business before interest (whether paid or accrued, including the interest component of capitalized leases and other fees and charges owed with respect to letters of credit), income (or equivalent) Taxes, corporate administrative charge, depreciation and amortization, for such Earnout Period, calculated in accordance with GAAP and based on the same accounting principles and procedures applied in the preparation of Seller’s Most Recent Annual Financial Statements. The parties hereto acknowledge and agree that Pre-Adjusted Business EBITDA shall not include (a) any extraordinary items of gain or loss (other than from the Ordinary Course sale of equipment) or (b) any income from any business of Purchaser or its Affiliates, including any business acquired by Purchaser or its Affiliates after the Closing (even if integrated with the Business).

“Pre-Closing Tax Period” means any Tax period (or portion of a Straddle Period) that ends on or prior to the Closing Date.

“Prepaids” - As defined in clause (ii) of the definition of Purchased Assets.

“Purchase Price” - As defined in Section 2.2.

“Purchase Price Allocation Schedule” - As defined in Section 2.10.

“Purchased Assets” means the Business and, except for the Retained Assets, all assets, rights and properties owned by Seller on the Closing Date, whether or not carried and reflected on the books of Seller, including the following:

(i)                 All accounts, notes, contract or other receivables of Seller, other than any Affiliate Receivables (collectively, “Accounts Receivable”);

(ii)               All deposits, including Lease deposits, and advances, prepaid expenses and other prepaid items of Seller (including any prepaid Taxes), to the extent the foregoing are transferable to the Company, but not including any prepaid insurance (collectively, “Prepaids”);

(iii)             All inventories of Seller, including all inventories of parts, supplies, tires and merchandise (collectively, “Inventory”);

(iv)             All receivables and prepaids of Seller in respect of payroll for the Transferred Employees (collectively, “Payroll Assets”);

(v)               All tangible assets, including vehicles, trucks, tractors, trailers and other transportation equipment, machinery, equipment, tools, strapping, pallets, spare parts, operating supplies, fuel, furniture and office equipment, fixtures, construction-in-progress, telephone systems, telecopiers, photocopiers and computer hardware, of Seller, including all tangible assets listed in Section 7.7 of the Disclosure Schedule;

(vi)             All of Seller’s right, title and interest in and to the Leased Real Property and Licensed Real Property;

(vii)           All of Seller’s right, title and interest in, to or under (A) the Contracts described in Section 7.12(a) of the Disclosure Schedule, (B) any executory Contracts of Seller which relate to the Business and are not required to be listed in the Disclosure Schedule pursuant to Section 7.12(a); and (C) any executory Contracts entered into by Seller relating to the Business after the date hereof in the Ordinary Course and in compliance with the terms and provisions of this Agreement;

(viii)         All of Seller’s right, title and interest in and to Intellectual Property, including any Intellectual Property described in the Disclosure Schedule;

(ix)             All permits and licenses of Seller to the extent transferable or assignable to the Company;

(x)               All of Seller’s right, title and interest in choses in action, claims and causes of action or rights of recovery or set-off of every kind and character, including under warranties, guarantees and indemnitees;

(xi)             All of Seller’s files, papers, documents and records, including credit, sales and accounting records, price sheets, catalogues and sales literature, books, processes, advertising material, stationery, office supplies, forms, catalogues, manuals, correspondence, logs, employment records and any other information reduced to writing; excluding any books or records to the extent relating to corporate governance, the Retained Assets or the Retained Liabilities.

(xii)           A copy of Seller’s general ledgers and books of original entry;

(xiii)         All other assets of Seller relating to the Business wherever located; and

(xiv)         The Business of Seller as a going concern.

“Purchaser Indemnitees” - As defined in Section 12.1.

“Purchaser’s 401(k) Plan” – As defined in Section 14.4.

“Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

“Representation and Warranty Insurance Policy” means the representation and warranty insurance policy issued to Purchaser by the Insurance Provider with respect to this Agreement.

“Response” - As defined in Section 12.3(b).

“Restricted Party” means Seller, Truline and each Equityholder.

“Retained Assets” means the following:

(i)                 all cash and cash equivalents and marketable securities of Seller;

(ii)               Seller’s company seal, minute books and equity record books, the general ledgers and books of original entry, all Tax Returns and other Tax records, reports, data, files and documents;

(iii)             all accounts, notes, contract or other receivables of Seller that are owed to it by either Equityholder or any Affiliate thereof (other than Truline) or any equityholder, director, manager, officer or employee of any thereof (collectively, “Affiliate Receivables”);

(iv)             (A) all Contracts of Seller that do not constitute Purchased Assets, (B) all Contracts of Seller between Seller, on the one hand, and either Equityholder or any Affiliate thereof, on the other hand and (C) the Operating Agreement;

(v)               Seller’s rights under this Agreement;

(vi)             all of Seller’s right, title and interest in any insurance policies, including those identified in Section 7.15 of the Disclosure Schedule but not including the Assumed Benefit Plans, together with the right to make claims thereunder and to seek refunds of premiums paid on account thereof; and

(vii)           all of Seller’s right, title and interest in, to and under the assets identified on Schedule 2.1.

“Retained Liabilities” means any and all Liabilities of Seller whether or not relating to the Business, not expressly assumed by the Company pursuant to Section 2.1(a)(ii). Specifically, without limiting the foregoing, the Retained Liabilities shall include the following:

(a)                all Indebtedness (other than the Assumed Equipment Note Debt included in the calculation of the Final Assumed Equipment Note Debt) and Transaction Expenses;

(b)               any claim, action, suit or proceeding pending, including Environmental Claims, as of the Closing Date, notwithstanding the disclosure thereof in the Disclosure Schedule, or any subsequent claim, action, suit or proceeding arising out of or relating to (i) such pending matters, (ii) any other event occurring on or prior to the Closing Date, or (iii) resulting from Seller’s conduct of the Business;

(c)                any Liability arising out of or relating to the Retained Assets;

(d)               any Retained Taxes;

(e)                any Liability arising from claims, proceedings or causes of action resulting from property damage (including cargo claims) or personal injuries (including death) caused by services rendered by Seller, notwithstanding the disclosure thereof in the Disclosure Schedule, including in Sections 7.10(a) and 7.10(e) of the Disclosure Schedule;

(f)                any Liability arising from guarantees, warranty claims or other Contract terms with respect to services rendered by Seller;

(g)               any accrued insurance charges or insurance claims, retroactive insurance rate adjustments or insurance premiums payable for pre-Closing periods;

(h)               any amounts payable to either Equityholder or any Affiliate thereof (other than amounts payable to Truline to the extent included as a liability in the calculation of Final Net Working Capital) or any equityholder, manager, director, officer or employee of any thereof;

(i)                 any Liability relating to or arising out of the employment, or termination of employment, of any employee of Seller on the Closing Date but prior to or at the Closing or prior to the Closing Date (other than amounts described in clause (a) of the definition of “Assumed Liabilities” or clause (ii) of the definition of “Assumed Taxes”), including, without limitation, (i) bonuses, (ii) workers’ compensation or (ii) claims of any employee of Seller which relate to events occurring on the Closing Date but prior to or at the Closing or prior to the Closing Date or to terminations of employment occurring on or prior to the Closing Date;

(j)                 any Liability for which Seller has agreed to be responsible pursuant to Article XIV;

(k)               any Liability relating to or arising out of any formerly owned or leased facility;

(l)                 any Liability arising out of or resulting from Seller’s non-compliance with any Law; and

(m)             any Liability of Seller under this Agreement and any other agreement, document or instrument entered into in connection with the transactions contemplated by this Agreement.

“Retained Tax” means any Liability for the following Taxes (whether such Liability is direct or as a result of transferee or successor liability, joint and/or several liability, pursuant to a Contract or other agreement, pursuant to the filing of a Tax return, pursuant to an adjustment by a Governmental Authority, by means of withholding, or otherwise, and, in each case, whether disputed or not): (i) Taxes of Seller and of any Equityholder (including all income Taxes of Seller and of any Equityholder); (ii) Taxes that relate to the Company, the Purchased Assets, the Business, or any Transferred Employee for any Pre-Closing Tax Period that are not Assumed Taxes; and (iii) any Taxes of another Person payable pursuant to any Contracts for any Pre-Closing Tax Period. For avoidance of doubt, no Transfer Tax shall be a Retained Tax and Transfer Taxes shall be governed by Section 2.9.

“Sale Transactions” - As defined in Section 2.1(b).

“Second Earnout Period” - As defined in Section 2.5(a).

“Seller Indemnitees” - As defined in Section 12.2.

“Seller’s 401(k) Plan” means the Truline/Estenson 401(k) Plan.

“Seller’s Knowledge” means the actual knowledge after due inquiry and reasonable investigation of either Equityholder or any of Roger Silva, Cevin Case or Michelle Alexander.

“Set-Off Notice” - As defined in Section 12.6.

“Settlement Date” - As defined in Section 2.6(d).

“Statute of Limitations Representations” means the representations and warranties of Seller contained in Section 7.11 (Intellectual Property), Section 7.17 (Environmental Matters), Section 7.18 (Employee Benefit Plans) and Section 7.19 (Taxes).

“Straddle Period” means any period that begins on or before the Closing Date and ends after the Closing Date.

“Substances” - As defined in clause (i) of the definition of Hazardous Material.

“Target Business EBITDA” means, for an Earnout Period, the “Target Business EBITDA” indicated on Exhibit A for such Earnout Period.

“Target Net Working Capital” means $19,900,000.

“Tax Return” means any report, return, claims for refund, estimates, information returns, elections, notices, statements or other information required to be supplied to (or actually supplied to) a Governmental Authority in connection with any Taxes, including any schedule, or attachment thereto and including any amendment thereof, or any extension of time to file or pay any of the foregoing.

“Taxes” means all taxes, charges, fees, duties (including custom duties), levies or other assessments, including net income, gross income, capital gains, gross receipts, net receipts, gross proceeds, net proceeds, ad valorem, profits, real and personal property (tangible and intangible), unclaimed or abandoned property, gaming, sales, use, franchise, capital, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, employment, environmental, equity, disability, severance, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and other taxes, charges or fees assessed by any Governmental Authority, including any interest, penalties or additions to tax attributable thereto, in each case, whether disputed or not.

“Transaction Document” means any document or certificate expressly required to be delivered by Seller, either Equityholder or any of their Affiliates pursuant hereto.

“Transaction Expenses” means (i) the fees, costs and expenses (including the fees, costs and expenses of legal counsel, investment bankers, brokers and other advisors) incurred by or on behalf of either Company Entity or either Equityholder in connection with or related to the sales process, the negotiation of this Agreement and the other agreements contemplated hereby, the performance of each such party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, in each case whenever due and payable; (ii) the aggregate amount of any change in control, success, closing, transaction, retention, severance, termination or other similar bonuses or amounts payable by, or liabilities of, either Company Entity arising from or that otherwise may be triggered by the transactions contemplated by this Agreement (including the employer portion of any employment or payroll Taxes related thereto), including any amounts payable by Seller to Truline under the Operating Agreement; (iii) fifty percent (50%) of the fees, costs and expenses payable to the Escrow Agent; (iv) fifty percent (50%) of the fees, costs and expenses of obtaining the Representation and Warranty Insurance Policy, including the premium with respect thereto, but the amount included in Transaction Expenses pursuant to this clause (iv) shall not exceed $300,000; and (v) fifty percent (50%) of the aggregate amount of all filing fees (but not legal fees) under the HSR Act and any required filings under any other antitrust or competition laws of any applicable jurisdiction.

“Transfer Taxes” - As defined in Section 2.9.

“Transferred Employees” - As defined in Section 14.1(a).

“Transition Services Agreement” means the Transition Services Agreement to be entered into on the Closing Date between Estenson and the Company, substantially in the form of Exhibit J.

“Truline Carrier/Broker Agreement” means the Carrier/Broker Agreement dated as of January 1, 2016 between Truline and Seller.

“Unassumed Equipment Note Debt.” As defined in Section 2.4(f).

“Unlimited Representations” - As defined in Section 12.4(b).

1.3        Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender, (ii) words using the singular or plural number shall also include the plural or singular number, respectively, (iii) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement, (iv) all references in this Agreement to Articles, Sections and Exhibits shall mean and refer to Articles, Sections and Exhibits of this Agreement, (v) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (vi) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person), (vii) “including” shall mean “including without limitation” and (viii) the term “Seller” shall be deemed to include the “Company” for the period commencing upon the consummation of the Drop-Down Transaction and ending immediately prior to Purchaser’s acquisition of the Equity Interests.

ARTICLE II
Purchase and Sale, Purchase Price,
Allocation and Other Related Matters

2.1        Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date:

(a)                First, (i) Seller shall contribute, assign, convey, transfer and deliver to the Company, and the Company shall acquire from Seller, the Purchased Assets, free and clear of any Liens, other than Permitted Liens, and (ii) the Company shall assume, agree to perform, and in due course pay and discharge, the Assumed Liabilities (collectively, the “Drop-Down Transaction”). Notwithstanding anything herein to the contrary, (A) the Retained Assets will be retained by Seller and not contributed, assigned, conveyed, transferred or delivered to the Company hereunder, and (B) the Company shall not assume or pay any, and Seller shall continue to be responsible for each, Retained Liability.

(b)               Second, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall acquire from Seller, the Equity Interests, free and clear of any Liens (such transactions described in this Section 2.1 are collectively referred to herein as the “Sale Transactions”).

2.2        Purchase Price. The aggregate purchase price (the “Purchase Price”) payable by Purchaser to Seller for the Equity Interests shall be the following:

(a)                an amount equal to (i) Two Hundred Eighty-eight Million Five Hundred Thousand Dollars ($288,500,000) (the “Base Purchase Price”), (ii) plus the amount, if any, by which the Final Net Working Capital exceeds the Target Net Working Capital or minus the amount, if any, by which the Final Net Working Capital is less than the Target Net Working Capital, (iii) plus the Final Net Capital Expenditure Amount, (iv) minus the Final Assumed Equipment Note Debt (such amount, the “Final Closing Cash Purchase Price”); and

(b)               the aggregate amount of the Earnout Payments (if any).

2.3        Estimated Purchase Price.

(a)                Not less than three (3) Business Days and not more than five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement setting forth Seller’s good faith estimate of (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) the Net Capital Expenditure Amount (the “Estimated Net Capital Expenditure Amount”), (iii) the Assumed Equipment Note Debt (the “Estimated Assumed Equipment Note Debt”) and (iv) the Estimated Closing Cash Purchase Price based thereon, in each case, with reasonable supporting documentation, which statement, estimates, calculation and supporting documentation shall be reasonably acceptable to Purchaser.

(b)               The calculations of the Estimated Net Working Capital, Net Capital Expenditure Amount and Estimated Assumed Equipment Note Debt shall be based upon the books and records of Seller and shall be prepared in accordance with GAAP applied on a basis consistent with the methodologies and principles used in the preparation of the Annual Financial Statements and the methodologies, principles and exceptions set forth in Schedule 2.3(b) (the “Adjustment Principles”).

2.4        Payment of the Purchase Price. At the Closing, Purchaser shall pay an amount equal to the Estimated Closing Cash Purchase Price as follows:

(a)                on behalf of Seller, to the holders of Indebtedness (other than any Assumed Equipment Note Debt) such amounts as directed in writing by such holders necessary to repay the Indebtedness (other than any Assumed Equipment Note Debt) up to and including the Closing Date;

(b)               on behalf of Seller, to the applicable payees such amounts necessary to pay the Transaction Expenses not paid prior to the Closing, which payees and amounts shall be set forth on a schedule that Seller shall deliver to Purchaser not less than three (3) Business Days prior to the Closing Date;

(c)                the Indemnification Escrow Amount and the NWC Escrow Amount shall each be deposited by Purchaser with the Escrow Agent into the Indemnification Escrow Account and the NWC Escrow Account, respectively, to be disbursed in accordance with the Escrow Agreement and Sections 2.8 (in the case of the Indemnification Escrow Amount) and Sections 2.7(a) and 2.7(b) (in the case of the NWC Escrow Amount); and

(d)               the remaining amount of the Estimated Closing Cash Purchase Price shall be paid to Seller by the wire transfer of immediately available funds to an account designated by Seller in writing at least three (3) Business Days prior to the Closing Date.

(e)                For the avoidance of doubt, Purchaser shall be responsible for and shall pay: (i) fifty percent (50%) of the fees, costs and expenses payable to the Escrow Agent; (ii) fifty percent (50%) of the fees, costs and expenses of obtaining the Representation and Warranty Insurance Policy, provided that to the extent the aggregate fees, costs and expenses of obtaining the Representation and Warranty Insurance Policy exceed $600,000, Purchaser shall be responsible for and shall pay one hundred percent (100%) of the fees, costs and expenses of obtaining the Representation and Warranty Insurance Policy exceeding such amount; and (iii) fifty percent (50%) of the aggregate amount of all filing fees under the HSR Act and any required filings under any other antitrust or competition laws of any applicable jurisdiction.

(f)                Notwithstanding anything to the contrary contained in this Agreement, it is the intention of the parties that Purchaser or the Company will attempt to refinance the Equipment Note Debt on terms reasonably acceptable to Purchaser and/or obtain the consent of the holders of the Equipment Note Debt to the assumption thereof by the Company, if applicable, provided that such consent shall not be a condition to Closing and if any of the lenders under the Equipment Note Debt do not consent to the assumption of all or a portion of the Equipment Note Debt by the Company (such portion of the Equipment Note Debt that is not assumed by the Company hereunder is referred to herein as the “Unassumed Equipment Note Debt” and that portion of the Equipment Note Debt that is assumed by the Company hereunder is referred to herein as the “Assumed Equipment Note Debt”), the Closing shall not be delayed or terminated on account thereof and Purchaser shall pay off such Unassumed Equipment Note Debt at Closing in the same manner as Purchaser is required to pay the holders of other Indebtedness under Section 2.4(a) of this Agreement in accordance with the payoff letters delivered by Seller to Purchaser pursuant to Section 3.2(s).

2.5        Earnout.

(a)                Purchaser shall pay to Seller an aggregate amount not to exceed the Maximum Aggregate Earnout Payments on the following terms and conditions:

(i)     for each of (A) the period constituting the first twelve full months following the Closing Date (the “First Earnout Period”), and (B) the period beginning the day after the end of the First Earnout Period and ending on the twelve month anniversary thereof (the “Second Earnout Period” and together with the First Earnout Period, each, an “Earnout Period”), Purchaser shall make a cash payment (each, an “Earnout Payment”) to Seller based on the Business EBITDA for that Earnout Period;

(ii)   for each Earnout Period, (A) if the Business EBITDA for that Earnout Period is equal to or exceeds the Target Business EBITDA for such Earnout Period, the Earnout Payment shall be an amount equal to the Maximum Annual Earnout Payment for such Earnout Period, (B) if the Business EBITDA for that Earnout Period is greater than the Minimum Target Business EBITDA for that Earnout Period but less than the Target Business EBITDA for that Earnout Period, the Earnout Payment shall be an amount equal to (I) the Maximum Annual Earnout Payment for that Earnout Period multiplied by (II) a fraction, the numerator of which is the Business EBITDA for that Earnout Period in excess of the Minimum Target Business EBITDA for that Earnout Period and the denominator of which is the aggregate difference between the Target Business EBITDA for that Earnout Period and the Minimum Target Business EBITDA for that Earnout Period or (C) if the Business EBITDA for that Earnout Period is equal to or less than the Minimum Target Business EBITDA for that Earnout Period, the Earnout Payment shall equal zero (in the event that the Business EBITDA for an Earnout Period is less than the Target Business EBITDA for that Earnout Period, it is referred to herein as a “Business EBITDA Shortfall”);

(iii) if in either Earnout Period, the Business EBITDA for such Earnout Period exceeds the Target Business EBITDA for the Earnout Period, such excess (“Excess Business EBITDA”) may be applied to the previous or subsequent Earnout Period in which there was a Business EBITDA Shortfall in the following manner:

(A)             if the Excess Business EBITDA is applied to the previous Earnout Period and if the sum of the Business EBITDA for that previous Earnout Period plus the Excess Business EBITDA would have resulted in an Earnout Payment greater than the Earnout Payment actually earned in the previous Earnout Period as calculated under Section 2.5(a)(ii), Purchaser shall make a “catch-up” payment (a “Catch-Up Payment”) to Seller in an amount equal to (x) the Earnout Payment that Seller would have earned in the previous Earnout Period if the Excess Business EBITDA had applied to such Earnout Period less (y) the Earnout Payment actually earned in the previous Earnout Period; and

(B)              if the Excess Business EBITDA is applied to the future Earnout Period in which a Business EBITDA Shortfall exists, such excess shall be added to the Business EBITDA for the later Earnout Period to determine the amount of the Earnout Payment, if any, payable under Section 2.5(a)(ii);

(iv) notwithstanding anything in this Agreement to the contrary, in no event shall Purchaser be obligated to pay to Seller aggregate Earnout Payments (including any Catch-Up Payment) in excess of the Maximum Aggregate Earnout Payments; and

(v)   the Earnout Payments and Catch-Up Payment, if any, are subject to set-off in accordance with Sections 2.5(f) and 12.6.

(b)               Within ninety (90) days after the end of each Earnout Period, Purchaser shall provide to Seller a statement, including work papers and schedules supporting such statement certified by Purchaser’s Chief Financial Officer (each an “Earnout Statement”), setting forth Purchaser’s calculation of (i) the Business EBITDA for that Earnout Period; and (ii) the Earnout Payment (and any Catch-Up Payment) for that Earnout Period based thereon.

(c)                Within thirty (30) days after an Earnout Statement is delivered to Seller pursuant to Section 2.5(b), Seller shall complete its examination thereof and shall deliver to Purchaser either (i) a written acknowledgement accepting such Earnout Statement; or (ii) a written report setting forth in reasonable detail any proposed adjustments to the such Earnout Statement (each an “Earnout Adjustment Report”). If Seller fails to respond to Purchaser within such thirty (30) day period, Seller shall be deemed to have accepted and agreed to such Earnout Statement (and the calculations thereon) as delivered pursuant to Section 2.5(b). During such thirty (30) day period, Purchaser shall provide to Seller reasonable access to the appropriate personnel, accountants, financial books and records of Purchaser and the Company, as well as any additional relevant information and work papers as it may reasonably request, to enable it to properly evaluate each Earnout Statement.

(d)               In the event Seller and Purchaser fail to agree on any of Seller’s proposed adjustments contained in an Earnout Adjustment Report within thirty (30) days after Purchaser receives such Earnout Adjustment Report, then Seller and Purchaser agree that the Independent Auditors shall make the final determination with respect to the correctness of the proposed adjustments in such Earnout Adjustment Report in light of the terms and provisions of this Agreement. Purchaser and Seller shall use their commercially reasonable efforts to cause the Independent Auditors to resolve all disagreements as soon as practicable, but in any event within sixty (60) days after submission of the dispute to the Independent Auditors. The decision of the Independent Auditors shall be final and binding on Seller and Purchaser. The fees and expenses of the Independent Auditors incurred in connection with the determination of the disputed items by the Independent Auditors shall be borne by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditors.

(e)                All payments to be made pursuant to this Section 2.5 with respect to any Earnout Period shall be by the wire transfer of immediately available funds within fifteen (15) Business Days following the final determination of the Earnout Payment (and any Catch-Up Payment) for such Earnout Period to an account designated by Seller to Purchaser in writing in advance of the payment thereof; provided that (i) with respect to the Earnout Payment, if any, for the First Earnout Period, said Earnout Payment shall not be paid until determination of the Insurance Deficiency, if any, pursuant to Section 2.5(f) for the Seller policy years 2015/2016 and 2016/2017, and (ii) respect to the Earnout Payment, if any, for the Second Earnout Period, said Earnout Payment (including any Catch-Up Payment) shall be subject to set off by the amount, if any, by which the Deficiency Offset Amount, if any, exceeds the amount determined to be the Earnout Payment for the First Earnout Period

(f)                Seller and Purchaser agree that Purchaser shall have the right to set off against any Earnout Payment (including the Catch-Up Payment) the Deficiency Offset Amount. Seller shall prepare and deliver to Purchaser on or about August 1, 2018 a written report (together with all supporting documentation) setting forth a calculation for the 2015/2016 policy year of the Business (but excluding claims prior to January 1, 2016) and the 2016/2017 policy year of the Business (but excluding claims after December 31, 2016) of any Deficiency Offset Amount. The “Deficiency Offset Amount” shall be (i) zero if the Insurance Deficiency is less than zero, or (ii) if the Insurance Deficiency is greater than zero, the product of 6.75 multiplied by the Insurance Deficiency, but (iii) in no event greater than $5,400,000. Truline losses shall be excluded from the determination. Any dispute as to the determination of an Insurance Deficiency shall be submitted to the Independent Auditor to be resolved as provided in Section 2.5(d).

(g)               Seller hereby acknowledges and agrees that Seller’s right to receive the Earnout Payments pursuant to this Section 2.5 is solely an unsecured contractual right and is not a security for purposes of any federal or state securities Laws, (ii) will not be represented by any form of certificate or instrument, (iii) does not give Seller any distribution rights, voting rights, liquidation rights, preemptive rights, anti-dilution rights or other rights common to holders of equity securities, (iv) is not redeemable and (v) may not be sold, assigned, pledged, mortgaged, hypothecated, gifted, conveyed, transferred or otherwise disposed of, except by operation of law (and any such action in violation of this Section 2.5(g) shall be null and void ab initio). In connection with the payment to Seller of the Earnout Payments, if any, Seller will execute and deliver to Purchaser a customary payoff letter and upon receipt by Seller of an Earnout Payment, a release of claims solely with respect to the calculation of such Earnout Payment, in favor of Purchaser and its Affiliates.

(h)               Notwithstanding anything in this Agreement to the contrary, this Agreement shall impose no restrictions on, or require Purchaser or any of its Affiliates to take any action with respect to, the operations, business or activities of Purchaser or the Company after the Closing. The Equityholders and Seller acknowledge and agree that (i) the Company, Purchaser and its Affiliates may make from time to time such business decisions and take such actions as they deem appropriate in respect of the conduct of the business of the Company following the Closing, including decisions or actions that may have an impact on the Business EBITDA and Seller and the Equityholders shall have no right to claim any lost Earnout Payment or other Adverse Consequences as a result of such decisions or actions so long as the decisions or actions were not taken by the Company, Purchaser or its Affiliates in bad faith a significant purpose of which is to frustrate the provisions of this Section 2.5 or to reduce the amount or likelihood of payment of any Earnout Payments and (ii) Purchaser shall have no duty or obligation to make any capital contribution to the Company. Without limiting the generality of the foregoing, the Equityholders and Seller further acknowledge and agree that at such time following the Closing as may be reasonably determined by Purchaser, provided that Purchaser maintains the ability to separately track Business EBITDA for purposes of this Section 2.5, (A) all financial statements, billing matters, payment of accounts payable, collections of accounts receivable, bank accounts, credit facilities and other financial operations or activities of the Company may be consolidated with other operations of Purchaser and its Affiliates; (B) the Company’s business may transition to using Purchaser’s operational and financial technology, and (C) Purchaser may dissolve or terminate the Company and operate the Company’s business as a division of Purchaser or an Affiliate of Purchaser, in each case, provided that such actions are not taken by the Company, Purchaser or its Affiliates in bad faith a significant purpose of which is to frustrate the provisions of this Section 2.5 or to reduce the amount or likelihood of payment of any Earnout Payments.

(i)                 Seller’s right to receive the Earnout Payments shall be terminated in the event of the breach in any material respect by any Restricted Party of its or his obligations under Section 15.5 or 15.6, which breach is not cured by such breaching party within ten (10) days following delivery by Purchaser to such breaching party of written notice informing such breaching party of such breach.

(j)                 Notwithstanding anything herein to the contrary, the Earnout Payments (and any Catch-Up Payment) shall be reduced by an aggregate amount equal to the sum of (i) any and all amounts payable by the Company under the Employee Incentive Agreements (before reduction for withholding Taxes) and (ii) all employer Taxes with respect to the amounts payable under the Employee Incentive Agreements.

(k)               As used in this Section 2.5, the following terms shall have the meanings set forth below:

“Allocated Loss Adjustment Expense” means expenses attributed to the processing of a specific insurance claim.

“Applicable ALAE” means the amount of Allocated Loss Adjustment Expense paid for a related claim in addition to paid losses.

“Deducted Losses” means $5,868,940.

“Deductible” means the dollar amount of an auto liability claim or a workers compensation claim that was retained by Seller, which amount was $500,000 per claim for both policy years.

“Deficiency Offset Amount” – As defined in Section 2.5(f).

“Insurance Deficiency” means Redetermined Losses minus Deducted Losses.

“LDF” means the loss development factor taken from the below schedule applied from inception of the XL Insurance Policies:

Months After Policy Inception	Workers Compensation	Auto Liability
22 months	1.563	1.161
34 months	1.260	1.055

“Open Claim” means any claim that is reported as open in the loss run as of May 1, 2018, to be provided by Gallagher Basset under Seller’s XL insurance policies.

“Paid Portion” means the paid portion of an Open Claim up to the amount of the Deductible, as of May 1, 2018, to be provided by Gallagher Basset under Seller’s XL insurance policies.

“Reserved Portion” means the unpaid portion of an Open Claim, as reported in the loss run, as of May 1, 2018, to be provided by Gallagher Basset under Seller’s XL insurance policies.

“Redetermined Losses” means, for each auto liability and workers compensation claim incurred during the period from January 1, 2016 to December 31, 2016, a dollar amount derived pursuant to the following formula:

1.	For those claims that have been closed in the loss run as of May 1, 2018, to be provided by Gallagher Basset under Seller’s XL insurance policies, the amount of losses incurred in the settlement of such claim, plus

2.	For all Open Claims, an amount equal to the following formula: Paid Portion + [(Reserved Portion + Applicable ALAE) x applicable LDF]

2.6        Closing Balance Sheet.

(a)                Within ninety (90) days after the Closing, Purchaser shall provide to Seller (i) a balance sheet of the Business based upon the Purchased Assets and Assumed Liabilities as of the Closing Date (the “Final Closing Balance Sheet”); and (ii) a statement (the “Closing Statement”) setting forth Purchaser’s calculation of (A) the Net Working Capital as reflected on the Final Closing Balance Sheet (the “Final Net Working Capital Calculation”); (B) the Net Capital Expenditure Amount (the “Final Net Capital Expenditure Amount Calculation”); (C) the Assumed Equipment Note Debt reflected on the Final Closing Balance Sheet (the “Final Assumed Equipment Note Debt”) and (D) the Final Closing Cash Purchase Price based thereon.

(b)               Within thirty (30) days after the Final Closing Balance Sheet and the Closing Statement are delivered to Seller pursuant to Section 2.6(a), Seller shall complete its examination thereof and shall deliver to Purchaser either (i) a written acknowledgement accepting the Final Closing Balance Sheet and the Closing Statement; or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Final Closing Balance Sheet and the Closing Statement (“Adjustment Report”). If Seller fails to respond to Purchaser within such thirty (30) day period, Seller shall be deemed to have accepted and agreed to the Final Closing Balance Sheet and the Closing Statement (and the calculations thereon) as delivered pursuant to Section 2.6(a). During such thirty (30) day period, Purchaser shall provide to Seller reasonable access to the appropriate personnel, accountants, financial books and records of Purchaser and the Company, as well as any additional relevant information and work papers as it may reasonably request, to enable it to properly evaluate the Final Closing Balance Sheet and Closing Statement.

(c)                In the event Seller and Purchaser fail to agree on any of Seller’s proposed adjustments contained in the Adjustment Report within thirty (30) days after Purchaser receives the Adjustment Report, then Seller and Purchaser agree that the Independent Auditors shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. Purchaser and Seller shall use their commercially reasonable efforts to cause the Independent Auditors to resolve all disagreements as soon as practicable, but in any event within sixty (60) days after submission of the dispute to the Independent Auditors. The decision of the Independent Auditors shall be final and binding on Seller and Purchaser. The fees and expenses of the Independent Auditors incurred in connection with the determination of the disputed items by the Independent Auditors shall be borne by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditors.

(d)               The term “Final Closing Balance Sheet” as that term has been hereinbefore and will be hereinafter used, shall mean the Final Closing Balance Sheet delivered pursuant to Section 2.6(a), as adjusted, if at all, pursuant to this Section 2.6. The date on which the Final Closing Balance Sheet, Final Net Working Capital Calculation, Final Net Capital Expenditure Amount Calculation and Final Assumed Equipment Note Debt are finally determined pursuant to this Section 2.6 shall hereinafter be referred to as the “Settlement Date.”

2.7        Purchase Price Settlement.

(a)                In the event the Final Closing Cash Purchase Price is less than the Estimated Closing Cash Purchase Price, then Seller shall pay to Purchaser within five (5) days after the Settlement Date an amount equal to such deficiency. Any payment required pursuant to this Section 2.7(a) shall be made as follows: (i) first, such amount shall be paid out of the NWC Escrow Funds and (ii) second, to the extent the amount of such deficiency exceeds the NWC Escrow Funds, such excess shall be paid, at Purchaser’s sole election, either out of the Indemnification Escrow Funds or jointly and severally from Seller and the Equityholders or any combination of the foregoing. To the extent such deficiency is less than the amount in the NWC Escrow Funds, any amounts remaining in the NWC Escrow Funds shall be released to Seller (and Purchaser and Seller shall instruct the Escrow Agent to do so in writing) within five (5) days after the Settlement Date.

(b)               In the event the Final Closing Cash Purchase Price is more than the Estimated Closing Cash Purchase Price, then, within five (5) days after the Settlement Date, Purchaser shall pay to Seller an amount equal to such excess. Any payment required pursuant to this Section 2.7(b) shall be made by the transfer of immediately available funds for credit to Seller at a bank account designated by Seller in writing to Purchaser. In addition, any amounts remaining in the NWC Escrow Funds shall be released to Seller (and Purchaser and Seller shall instruct the Escrow Agent to do so in writing) within five (5) days after the Settlement Date.

2.8        Indemnification Escrow Funds. On the Indemnification Escrow Fund Release Date, an amount equal to the Indemnification Escrow Funds less the amount of any then pending indemnification claims by the Purchaser Indemnitees pursuant to Article XII shall be paid to Seller. Seller and Purchaser shall execute and deliver to the Escrow Agent in accordance with the terms of the Escrow Agreement all necessary instructions to effect the disbursements contemplated by this Agreement.

2.9        Transfer Taxes and Vehicle Registration Fees. Any and all transfer, sales, use, purchase, value added, excise, real property, personal property, intangible stamp, or similar Taxes (collectively, “Transfer Taxes”) imposed on, or resulting from, the transactions contemplated by this Agreement (including those Transfer Taxes imposed on Purchaser or the Purchased Assets) shall be paid equally by Purchaser and Seller. To the extent Purchaser or Seller is required to pay any Transfer Taxes, or incurs any out-of-pocket expenses in transferring title of any (or all) of the Purchased Assets or the Equity Interests, Seller or Purchaser, as applicable, shall promptly reimburse such party for 50% of such Transfer Tax or out-of-pocket expense following receipt of a request for payment from the other party. Purchaser shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns and other documentation. The parties agree to provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption from (or reduction in) any Transfer Tax. After the Closing, Purchaser shall cause the Company to reimburse Seller promptly following receipt of a request for payment for any vehicle registration fees, out of pocket costs and taxes incurred by Seller in connection with the registration of the Company’s vehicles through the UTAH IRP program maintained by the Utah Department of Transportation (or the IRP program of another state designated by Purchaser), but only to the extent such fees, costs and taxes are for the period after the Closing and have not otherwise been included as a Current Asset.

2.10    Allocation. Within sixty (60) days of the determination of the Final Closing Balance Sheet, Purchaser shall provide to Seller a schedule allocating the Purchase Price (including those Assumed Liabilities that are liabilities for Tax purposes) among the Purchased Assets (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and the methodologies set forth on Exhibit C. The parties hereto shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the Purchase Price. The parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with such schedule unless required by a determination of the applicable Governmental Authority that is final.

2.11    Withholding. Purchaser (or any Affiliate thereof) shall be entitled to deduct and withhold from any amounts payable under this Agreement amounts that Purchaser (or any Affiliate thereof) is required to deduct and withhold under any provision of any applicable Law; provided, however, at least five (5) days prior to deducting and withholding from any amounts payable under this Agreement, Purchaser shall give Seller notice of its intent to so deduct and withhold and work in good faith with Seller to reduce or avoid such deduction and withholding. All amounts withheld shall be treated for all purposes of this Agreement as being timely paid.

ARTICLE III
Closing and Closing Date Deliveries

3.1        Closing. The term “Closing” as used herein shall refer to the actual consummation of the Sale Transactions in exchange for the payment delivered to Seller pursuant to Section 2.4. The Closing shall take place by conference call and by exchange and release of signature pages by email or fax on the third Business Day following the date upon which all of the conditions precedent set forth in Articles IX and X are satisfied or waived by the appropriate party hereto, subject to Article XI, or at such other place and time or on such other date as is mutually agreed to in writing by Seller and Purchaser (“Closing Date”); provided, however, in no event shall the Closing occur prior to July 1, 2017 without the prior written consent of Purchaser. The Closing shall be deemed to take effect at 12:01 a.m. Chicago time on the Closing Date or at such other time or on such other date as is mutually agreed to in writing by Seller and Purchaser.

3.2        Closing Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser (and, with respect to Section 3.2(u), Truline shall deliver to Purchaser):

(a)                A Bill of Sale and Assignment Agreement, substantially in the form of Exhibit D (the “Bill of Sale”), as executed by Seller and the Company; and all such other bills of sale, lease assignments, trademark assignments, copyright assignments, patent assignments, employee work product assignments, contract assignments, vehicle titles and other documents and instruments of sale, assignment, conveyance and transfer, as Purchaser may deem reasonably necessary or desirable;

(b)               An Assumption Agreement, substantially in the form of Exhibit H (the “Assumption Agreement”), executed by the Company in favor of Seller reflecting the assumption of the Assumed Liabilities;

(c)                All certificates representing the Equity Interests, together with duly executed equity powers or instruments of transfer therefor in favor of Purchaser;

(d)               Original limited liability company record books and equity record books of the Company to the extent not in the possession of the Company as of the Closing;

(e)                A certificate of a Manager of Seller certifying as to: (i) the articles of organization of Seller, as certified by the Secretary of State of the State of Nevada not earlier than ten (10) days prior to the Closing Date; (ii) the operating agreement, as amended, of Seller; (iii) resolutions of the Mangers (or similar governing body) and equityholders of Seller authorizing and approving the execution, delivery and performance by Seller of this Agreement and any agreements, instruments, certificates or other documents executed by Seller pursuant to this Agreement; and (iv) the incumbency and signatures of the officers of Seller;

(f)                A certificate of the Secretary or an Assistant Secretary of the Company certifying as to: (i) the certificate of formation of the Company, as certified by the Secretary of State of the State of Delaware not earlier than ten (10) days prior to the Closing Date; (ii) the limited liability company agreement, as amended, of the Company; (iii) resolutions of the Board of Directors (or similar governing body) of the Company and Seller, as the equityholder of the Company, authorizing and approving the execution, delivery and performance by the Company of this Agreement and any agreements, instruments, certificates or other documents executed by the Company pursuant to this Agreement; and (iv) the incumbency and signatures of the officers of the Company;

(g)               A certificate of the Secretary of State of the State of Nevada and of each other state set forth in Section 7.1(a) of the Disclosure Schedule, in each case as of a date not earlier than ten (10) days prior to the Closing Date, as to the good standing and foreign qualification of Seller in such states;

(h)               A certificate of the Secretary of State of the State of Delaware and of each other state set forth in Section 7.1(a) of the Disclosure Schedule, in each case as of a date not earlier than ten (10) days prior to the Closing Date, as to the good standing and foreign qualification of the Company in such states;

(i)                 A certificate, dated the Closing Date, executed by an officer of Seller, required by Section 9.2;

(j)                 The consents, authorizations and approvals of the Governmental Authorities and other Persons set forth in Schedule 9.5, together with any and all other consents, authorizations and approvals of other Persons under additional Contracts identified in Section 7.3 of the Disclosure Schedule that have been obtained by Seller as of the Closing;

(k)               With respect to each Lease being contributed to the Company as part of the Purchased Assets and set forth on Schedule 3.2(k), a Landlord Consent and Estoppel Certificate substantially in the form of Exhibit E executed by the landlord thereunder (collectively, the “Landlord Consent and Estoppel Certificates”);

(l)                 For the Equityholder-Owned Facility located in Mesa, Arizona, a lease substantially in the form of Exhibit F (the “Facility Lease”), in each case, as executed by the landlord thereunder;

(m)             A non-disturbance agreement from the applicable mortgagee (if any) which holds a lien on the fee interest of the Equityholder-Owned Facility in the form of Exhibit G or such other form as may be reasonably acceptable to Purchaser;

(n)               The Employment and Non-Compete Agreement as executed by Mr. Estenson;

(o)               All documents necessary to amend Seller’s and any of its Affiliate’s name to not include “Estenson Logistics” or any derivative thereof or any other similar name, which shall be duly executed and in a form that Purchaser may file in the State of Nevada and in each other state in which Seller or such Affiliate is qualified to transact business;

(p)               (i) A certificate, duly completed and executed by Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code and (ii) a duly completed and executed IRS Form W-9 establishing that Seller is exempt from U.S. back-up withholding;

(q)               Written resignations of all of the directors, managers and officers of the Company as requested by Purchaser prior to the Closing;

(r)                 The Escrow Agreement as executed by Seller;

(s)                Payoff letters and Lien releases in form and substance reasonably satisfactory to Purchaser from the holders of Indebtedness as contemplated by Section 2.4(a);

(t)                 The Transition Services Agreement as executed by Seller;

(u)               A Consent to Assignment of the Truline Carrier/Broker Agreement, substantially in the form of Exhibit K attached hereto, as executed by Seller and Truline;

(v)               A CD containing each document, instrument, list and report that was included in the ShareFile virtual data room established by or on behalf of Seller for the transactions contemplated hereby; and

(w)             Such other documents as Purchaser may reasonably request to carry out the purposes of this Agreement, including the documents to be delivered pursuant to Article IX.

3.3        Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

(a)                The payments to be delivered by Purchaser pursuant to Section 2.4;

(b)               A certificate of the Secretary or an Assistant Secretary of Purchaser certifying as to: (i) the certificate of incorporation of Purchaser (or similar organizational document), as certified by the Secretary of State of the state of organization of Purchaser not earlier than ten (10) days prior to the Closing Date; (ii) the by-laws (or similar governing document), as amended, of Purchaser; (iii) resolutions of the Board of Directors (or similar governing body) of Purchaser authorizing and approving the execution, delivery and performance by Purchaser of this Agreement and any agreements, instruments, certificates or other documents executed by Purchaser pursuant to this Agreement; and (iv) the incumbency and signatures of the officers of Purchaser;

(c)                A certificate of the Secretary of State of the state of organization of Purchaser, as of a date not earlier than ten (10) days prior to the Closing Date, as to the good standing of Purchaser in such state;

(d)               The certificate, dated the Closing Date, executed by an officer of Purchaser, required by Section 10.2;

(e)                The Employment and Non-Compete Agreement as executed by the Company;

(f)                The Escrow Agreement as executed by Purchaser;

(g)               The Transition Services Agreement as executed by the Company;

(h)               The Facility Lease as executed by the Company; and

(i)                 Such other documents as Seller may reasonably request to carry out the purposes of this Agreement, including the documents to be delivered pursuant to Article X.

3.4        Cooperation. Seller, the Company and Purchaser shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE IV
Pre-Closing Filings

4.1        Government Filings.

(a)                Each party covenants and agrees with each other to (i) promptly file, or cause to be promptly filed, with any Governmental Authorities all such notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby and (ii) thereafter diligently pursue all consents or approvals from any such Governmental Authorities as may be necessary to consummate the transactions contemplated hereby.

(b)               Without limiting the generality of the foregoing, following the date hereof, each of Seller and the Company shall (i) promptly file, or cause to be promptly filed, with any Governmental Authorities all such notices, applications or other documents set forth on Schedule 4.1(b) as are necessary for Seller to contribute, assign, convey, transfer and deliver to the Company all Permits held by Seller that are necessary for the Company to operate the Business in substantially the same manner as operated by Seller on the date hereof and prior to the Closing in form and substance reasonably satisfactory to Purchaser, and (ii) thereafter diligently pursue all consents or approvals from any such Governmental Authorities as may be necessary in connection therewith.  After obtaining any such consents or approvals, Seller shall contribute, assign, convey, transfer and deliver to the Company, and the Company shall accept, all such Permits, free and clear of all Liens, pursuant to agreements in form and substance reasonably satisfactory to Purchaser either (A) promptly following receipt of such consents or approvals or (B) as of the Closing (in each case, as mutually and reasonably determined by the parties in good faith). If necessary with respect to any such Permits (as mutually and reasonably determined by the parties in good faith), from the date of the contribution by Seller of such Permits to the Company until the Closing, the Company shall lease such Permits to Seller pursuant to a lease agreement in form and substance reasonably acceptable to Purchaser and Seller. At the Closing, without any action required by any Person, such lease shall terminate in all respects without any continuing obligation or liability by a party thereunder.

(c)                Without limiting the generality of Section 4.1(a), each of the parties will within five (5) Business Days following the date hereof, file any Notification and Report Forms and related material that it may be required to file (or cause to be filed) with the FTC and the DOJ under the HSR Act and request early termination thereunder. Each of Seller and Purchaser shall be responsible for fifty percent (50%) of the aggregate amount of all filing fees under the HSR Act and any required filings under any other antitrust or competition laws of any applicable jurisdiction, but both shall be responsible for their respective legal fees regarding such filings. The parties further agree to comply at the earliest practicable date with any formal or informal request for additional information or documentation received from the FTC, DOJ or any foreign competition authority in connection with the transactions contemplated by this Agreement. Each party further agrees to cooperate with the other parties in order to resolve any investigation or other inquiry concerning the transactions contemplated hereby initiated by the FTC, DOJ or any foreign competition authority. The parties agree to promptly inform the other party of any material communication made to or received from the FTC, DOJ or any foreign competition authority. The parties will use their respective commercially reasonable efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the FTC, DOJ or any other Governmental Authority may assert under the HSR Act or any other Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as expeditiously possible; provided, that Purchaser shall control any response with respect to any such investigation or other inquiry; and provided further, that nothing in this Section 4.1(c) shall require or be construed to require (i) Purchaser, the Company or their Affiliates to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any Purchased Assets or any assets or businesses of the Business or Purchaser, the Company or any of their Affiliates, or (ii) Purchaser, the Company or their Affiliates to take or commit to take actions that after the Closing Date would limit the freedom of Purchaser, the Company or their Affiliates with respect to, or their ability to retain, one or more of their respective businesses or assets (including the Business and the Purchased Assets), in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing.

ARTICLE V
Pre-Closing Covenants

5.1        Due Diligence Review. Seller and Equityholders shall at all reasonable times prior to the Closing make the properties, assets, books and records, including financial statements, work sheets and related documentation, supplier and customer lists, receivables records, equipment lists, accountants’ work papers and reports, real estate and environmental records and reports, personnel records and all agreements, pertaining to the Business and the Purchased Assets available for examination, inspection and review by Purchaser and its representatives, with such restrictions and limitations as may be reasonably required by Seller in order to maintain confidentiality and so as not to unreasonably disrupt the operation of the Business. As part of Purchaser’s due diligence examination, Purchaser may make such inquiries of such Persons having business relationships with Seller, including customers, suppliers and employees, as Purchaser shall reasonably determine, upon reasonable notice to and with the prior consent of Seller, which consent shall not be unreasonably withheld.

5.2        Maintenance of Business and Notice of Changes.

(a)                Pending the Closing, Seller shall use commercially reasonable efforts to preserve and protect the goodwill, rights, properties and assets of its Business to keep available to the Business and the Company the services of its employees and contractors, and to preserve and protect Seller’s relationships with its employees, creditors, suppliers, customers and others having business relationships with it, provided that Seller shall not be restricted from operating the Business in a manner consistent with historical practices (except as otherwise set forth herein (including in Section 5.3)).

(b)               Seller shall give Purchaser prompt notice of any Material Adverse Change which may occur between the date hereof and the Closing Date.

(c)                Pending the Closing, neither Seller nor the Company shall obtain any assets or properties, enter into any Contract, incur any Liability or undertake any business operations, except as otherwise expressly contemplated hereby.

5.3        Pending Closing. Without limiting the generality of Section 5.2, pending the Closing, Seller shall, and with respect to clause (n) below, Equityholders shall, except as set forth in Section 5.3 of the Disclosure Schedule:

(a)                conduct and carry on its Business only in the Ordinary Course;

(b)               not purchase, sell, lease, mortgage, pledge or otherwise acquire or dispose of any properties or assets with a value in excess of $100,000, except for equipment dispositions or trade ins, inventory and supplies purchased, sold or otherwise disposed of in the Ordinary Course;

(c)                not waive, release or cancel any claims against third parties or debt owing to it having a value in excess of $10,000;

(d)               not increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses, and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which is paid or payable to any employee of Seller, other than (i) in the Ordinary Course pursuant to a compensation review normally scheduled to occur during this period or (ii) retention or signing bonuses, if necessary to incent employees to continue in the employ of the Company subsequent to the Closing or discretionary bonuses to be paid upon Closing that constitute Transaction Expenses and are included on the schedule delivered by Seller to Purchaser contemplated by Section 2.4(b);

(e)                keep the tangible personal property used in the operation of the Business in good working order and repair, reasonable wear and tear excepted, and replace any of it which shall be worn out, lost, stolen or destroyed if doing so would be commercially reasonable without regard to the transactions contemplated hereby or consistent with past practices;

(f)                not enter into, or become obligated under, any Contract that would constitute a Material Contract if in effect on the date hereof;

(g)               not terminate or materially change, amend or otherwise modify any Material Contract to which a Seller is a party;

(h)               except as disclosed in Section 7.18(a) of the Disclosure Schedule, not make, or commit to make, any payment, contribution or award under or into any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust;

(i)                 not make any material changes in its accounting systems, policies, principles or practices;

(j)                 (i) not make any loans or advances to any other Person, other than any loan or advance made in the Ordinary Course to any employee or owner-operator of Seller, in excess of $50,000 and (ii) not make any capital contributions to, or investments in, any other Person in excess of $50,000;

(k)               not authorize or make any capital expenditures, other than in the Ordinary Course consistent with the capital expenditures budget for fiscal year 2017 provided by Seller to Purchaser prior to the date hereof;

(l)                 not change its historical practice with respect to the payment of current liabilities or the collection of Accounts Receivable;

(m)             furnish to Purchaser promptly after the end of each fiscal month, beginning with the month ending April 30, 2017 an unaudited balance sheet as of such month end and statement of income of Seller for the portion of the fiscal year then ended;

(n)               (i) not directly, or indirectly through any of Seller’s, the Company’s or Equityholder’s Affiliates, directors, managers, officers, employees, agents or advisors, solicit, initiate, pursue or encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any Person, contemplating or providing for any merger, acquisition, purchase or sale of equity or all or any material part of the assets or any business combination or change in control of Seller, the Company or the Business (any thereof, an “Alternative Proposal”); (ii) deal exclusively with Purchaser with respect to the sale of the Company, the Business and the Purchased Assets; and (iii) notify Purchaser promptly upon receipt by Seller, the Company, either Equityholder or any Affiliate, director, manager, officer, employee or agent thereof of any Alternative Proposal;

(o)               (i) not enter into any agreement with any taxing authority with respect to any Tax or Tax Returns with respect to the Business, the Purchased Assets, or the Transferred Employees (or otherwise with respect to the Company); (ii) not change an accounting period with respect to any Tax with respect to the Business, the Purchased Assets, or the Transferred Employees (or otherwise with respect to the Company); (iii) not file an amended Tax Return with respect to the Business, the Purchased Assets, or the Transferred Employees (or otherwise with respect to the Company); (iv) not make a Tax election inconsistent with past practices; (v) not change or revoke any election with respect to Taxes or Tax Return with respect to the Business, the Purchased Assets, or the Transferred Employees (or otherwise with respect to the Company); (vi) not extend the applicable statute of limitations with respect to any Tax with respect to the Business, the Purchased Assets, or the Transferred Employees (or otherwise with respect to the Company); or (vii) not take any action that could result in the Company ceasing to be a “disregarded entity”; or

(p)               not agree to do any of the items prohibited by Section 5.3(b), (c), (d), (f), (g), (h), (i), (j), (k), (l), (n) or (o).

5.4        Consents. Pending the Closing Date, the parties shall proceed with all reasonable diligence and use commercially reasonable efforts to obtain the written consent, authorization or approval to the consummation of this Agreement from all necessary Persons, including all consents, authorizations and approvals under the Contracts identified in Section 7.3(a) of the Disclosure Schedule.

5.5        Commercially Reasonable Efforts to Close. (a) Subject to the terms and conditions hereof, each party hereto (including Truline) covenants and agrees to use commercially reasonable efforts to consummate the transactions contemplated hereby and will fully cooperate with the other parties hereto for such purpose.

(b)               Seller agrees to promptly notify Purchaser, and Purchaser agrees to promptly notify Seller, of any event, fact or circumstance of which the parties become aware that could reasonably be expected to result in the failure of a condition set forth in Article IX or X to be satisfied and, if such condition is curable, to allow Purchaser or Seller a reasonable opportunity to satisfy such condition.

ARTICLE VI
Financial Statements; Disclosure Schedule

6.1        Pre-Signing Deliveries. On or prior to the date hereof, Seller has delivered to Purchaser:

(a)                (i) True and complete copies of the audited balance sheets of Seller as of December 31, 2014, 2015 and 2016 and the related statements of income, members’ equity and cash flows for the years then ended (collectively, the “Annual Financial Statements”);

(b)               True and complete copies of the unaudited balance sheet of Seller as of the Interim Balance Sheet Date and the related statement of income for the applicable portion of the fiscal year then ended (the “Interim Financial Statements”); and

(c)                A disclosure schedule (the “Disclosure Schedule”) dated even date herewith, preceded by a copy of each Contract or plan or other document or instrument referred to in the Disclosure Schedule.

ARTICLE VII
Representations and Warranties of Seller

Seller represents and warrants to Purchaser as follows:

7.1        Due Organization; Equity Interests. (a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller is not required to be qualified as a foreign company in any jurisdiction, other than in the States set forth in Section 7.1(a) of the Disclosure Schedule or in such State where failure to be so qualified would not have Material Adverse Effect. Seller is in good standing in all jurisdictions set forth in Section 7.1(a) of the Disclosure Schedule. Seller has all requisite limited liability company power and authority to carry on the Business and to own and use the assets and properties owned and used by it. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the Closing, the Company is not required to be qualified as a foreign company in any jurisdiction, other than in the States set forth in Section 7.1(a) of the Disclosure Schedule or in such State where failure to be so qualified would not have a Material Adverse Effect. The Company is in good standing in all jurisdictions set forth in Section 7.1(a) of the Disclosure Schedule. The Company has all requisite limited liability company power and authority to carry on the Business and to own and use the assets and properties owned and used by it.

(b)               The Company has (i) no assets or properties and no Liabilities other than as expressly contemplated by this Agreement, (ii) engaged in no business activities or operations, other than activities incident to its formation as a wholly-owned subsidiary of Seller or as otherwise contemplated by this Agreement, (iii) complied with all Laws since its formation and (iv) complied with its organizational documents since its formation.

(c)                Mr. Estenson, through the Estenson Trust, and Mr. Truman, through the Truman Trust, together own, beneficially and of record, all of the issued and outstanding equity interests of Seller as set forth on Section 7.1(c) of the Disclosure Schedule.

(d)               Section 7.1(d) of the Disclosure Schedule sets forth all of the authorized, issued and outstanding equity interests of the Company. The Equity Interests constitute all of the issued and outstanding equity interests of the Company. All of the Equity Interests are validly issued, fully paid and nonassessable, and no Equity Interest was issued in violation of any preemptive rights or Laws. Seller has valid, good and marketable title to, and owns, beneficially and of record, all of the Equity Interests, free and clear of all Liens (except set forth on Section 7.1(d) of the Disclosure Schedule). At the Closing, Purchaser will acquire valid, good and marketable title to all of the Equity Interests, free and clear of all Liens. Except for the Equity Interests, there are no other issued and outstanding equity securities of the Company, or securities convertible into or exchangeable or exercisable for equity securities, outstanding, and there are no outstanding options, warrants, rights, Contracts, commitments, understandings or arrangements by which the Company is bound to issue, repurchase, redeem, exchange or otherwise acquire or retire any equity securities of the Company. Except set forth on Section 7.1(d) of the Disclosure Schedule, there are no voting trusts, proxies or any other Contracts with respect to the voting of the equity interests of the Company.

(e)                Except as set forth in Section 7.1(e) of the Disclosure Schedule, Seller does not own or hold, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, limited liability company, joint venture or other entity. The Company does not own or hold, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, limited liability company, joint venture or other entity.

7.2        Authority. Each Company Entity has the limited liability company right, power and authority to enter into, and perform its obligations under this Agreement and each other Transaction Document delivered in connection herewith to which it is a party; and has taken all requisite limited liability company action to authorize the execution, delivery and performance of this Agreement and each such other Transaction Document and the consummation of the Sale Transactions and other transactions contemplated by this Agreement; and this Agreement has been duly authorized, executed and delivered by each Company Entity and is binding upon, and enforceable against, each Company Entity in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

7.3        No Violations and Consents. (a) Neither the execution, delivery and performance of this Agreement by either Company Entity nor the consummation of the Sale Transactions or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with, result in a breach of, or constitute a default under, the articles of organization or operating agreement (or similar documents) of either Company Entity, or any Law, Permit or Order, or any Contract or plan to which either Company Entity is a party or by which either Company Entity or any of the Purchased Assets is subject or bound; (ii) result in the creation of any Lien upon any of the Purchased Assets or the Equity Interests; (iii) except as set forth in Section 7.3(a) of the Disclosure Schedule, terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform, any Contract or plan to which either Company Entity is a party; or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Contract or plan to which either Company Entity is a party.

(b)               Except as set forth in Section 7.3(b) of the Disclosure Schedule and as required by the HSR Act, no consent, authorization or approval of, filing or registration with or giving of notice to, any Governmental Authority is necessary in connection with the execution, delivery and performance by either Company Entity of this Agreement or the consummation of the Sale Transactions or the other transactions contemplated hereby.

7.4        Brokers. Neither this Agreement nor the Sale Transactions or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing either Company Entity, either Equityholder or any of their Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

7.5        Required Assets. All of the rights, properties and assets utilized or required by Seller in connection with owning and operating the Business are (a) either owned by Seller or the Company or licensed or leased to Seller under one of the Contracts conveyed to the Company under this Agreement; and (b) included in the Purchased Assets (other than the Retained Assets). Immediately after the Closing, all of the rights, properties and assets utilized or required by Seller in connection with owning and operating the Business as of immediately prior to the Closing are either owned by the Company or licensed or leased to the Company.

7.6        Related Party Transactions. Except as set forth in Section 7.6 of the Disclosure Schedule, none of Seller, either Equityholder or any of their Affiliates (including Truline) or any of their respective equityholders, managers, directors, officers, or to Seller’s Knowledge, any employee (a) owns five percent (5%) or more of any class of securities of, or has an equity interest of five percent (5%) or more in, any Person which has any business relationship (as lessor, supplier, customer, consultant or otherwise) with the Business; (b) owns, or has any interest in, any right, property or asset which is utilized or required by a Seller in connection with owning or operating the Business; or (c) has any other business relationship (as lessor, supplier, customer, consultant or otherwise) with the Business. Without limiting the foregoing, Section 7.6 of the Disclosure Schedule sets forth a complete and accurate list of (i) each parcel of real property that Seller leases from an Equityholder or any Affiliate thereof (including Truline) and (ii) each Contract between Seller, on the one hand, and an Equityholder or an Affiliate of a Equityholder (including Truline) or any of their respective equityholders, stockholders, managers, directors, officers or employees, on the other hand.

7.7        Title to Purchased Assets. (a) On the Most Recent Annual Balance Sheet Date, Seller had, and on the date hereof Seller has, good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets existing on such date, except for any Purchased Assets disposed of in the Ordinary Course since the Most Recent Annual Balance Sheet Date, free and clear of any Liens, other than Permitted Liens and Liens contemplated by this Agreement to be released upon the Closing.

(b)               At the Closing, Seller shall, subject to the receipt of payment pursuant to Section 2.4(d) and satisfaction of the other conditions to the Closing set out in this Agreement, contribute, assign, convey, transfer and deliver to the Company good and marketable title to all of the Purchased Assets free and clear of any Liens, other than Permitted Liens.

(c)                Set forth as Section 7.7 of the Disclosure Schedule is a true and complete list of all of Seller’s (i) trucks, tractors and trailers, and (ii) other tangible personal property, utilized or required by Seller in connection with owning or operating the Business as of the date hereof other than any item of such personal property in clause (ii) having a cost basis of less than $50,000.

7.8        Condition of Assets. Except as set forth in Section 7.8 of the Disclosure Schedule, all of the vehicles, trucks, tractors, trailers and other transportation equipment, machinery, equipment, tools and other tangible personal property included in the Purchased Assets have been maintained in accordance with industry practice and are in good operating condition and repair, ordinary wear and tear excepted.

7.9        Real Estate. (a) Seller does not own and has never owned any real property or interests in real property, and Seller does not have any outstanding option or right of first refusal to purchase any real property or interest therein.

(b)               Section 7.9(b) of the Disclosure Schedule sets forth a true and complete list of all real property leased or subleased by Seller (the “Leased Real Property”) and a true and complete list of all real property licensed to Seller, or otherwise used or occupied by Seller for the operation of the Business (the “Licensed Real Property”), together with a true and complete list of (x) all leases (including the parties thereto, annual rent, expiration date and location of the real property covered thereby), lease guaranties and subleases with respect to the Leased Real Property, including all amendments, terminations and modifications thereof (each, a “Lease”), and (y) licenses and agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating Licensed Real Property, including all amendments, terminations and modifications thereof (each, a “License”). Seller has provided to Purchaser a true and complete copy of each Lease and each License. With respect to each such Lease or License: (i) Seller has a valid and assignable (subject to any required lessor or other consent requirements set forth on Section 7.3(a) of the Disclosure Schedule) interest or estate in such Lease or License, free and clear of all Liens, other than Permitted Liens; (ii) such Lease or License is in full force and effect, valid and enforceable against Seller in accordance with its terms; (iii) such Lease or License, as the case may be, constitutes the entire agreement to which Seller is a party with respect to the subject Leased Real Property or Licensed Real Property; (iv) Seller has not assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby; (v) the Leased Real Property and all facilities located thereon have received all material Permits required in connection with the operation thereof and are in compliance in all material respects with and have been operated and maintained in all material respects in accordance with all applicable Laws, including any zoning Laws; (vi) Seller is not in receipt of any notice of default pursuant to such Lease or License, no rentals are past due and no condition exists that is or could be a default by Seller under such Lease or License; (vii) provided all applicable Landlord Consent and Estoppel Certificates have been obtained as contemplated in Section 3.2(f) and all consents to assignment of Licenses contained in the top 10 Customer Contracts set forth on Schedule 9.5 have been obtained, the Closing will not affect the enforceability against any Person of such Lease or License or the rights of the Company to the continued use and possession of the Leased Real Property or Licensed Real Property for the conduct of business as currently conducted; and (viii) other than Seller, there are no other parties occupying, or with a right to occupy granted by Seller, the Leased Real Property.

(c)                All of the Leased Real Property, and all components of all improvements included within each Leased Real Property, including the roofs, foundations, walls and other structural elements thereof and the sprinkler and fire protection, if any, heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good condition, working order and repair sufficient to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course with respect to the operation of the Leased Real Property.

(d)               Each parcel of Leased Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary and adequate commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary and adequate commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel from a public street or road.

(e)                To Seller’s Knowledge, there are no claims, governmental investigations, litigation or proceedings which are pending or threatened against the Leased Real Property. There are no claims, governmental investigations, litigation or proceedings which are pending or, to Seller’s Knowledge, threatened against Seller with respect to the Leased Real Property or Licensed Real Property.

(f)                No condemnation or eminent domain proceedings have been initiated by service of process on Seller which relate to the Leased Real Property or Licensed Real Property, and no such proceedings are, to Seller’s Knowledge, threatened or have been filed by any Governmental Authority with respect to the Leased Real Property.

(g)               No improvements on the Leased Real Property encroach onto (i) a parcel of land not owned or leased by Seller or (ii) any part of the Leased Real Property which is subject to or encumbered by a right-of-way, easement or similar agreement. No improvements on any parcel of property not owned or leased by Seller encroaches onto the Leased Real Property.

(h)               Seller is not in default in any material respect under and has not breached in any material respect, and the Leased Real Property is not in violation in any material respect of, and no event has occurred or is continuing which with notice or the passage of time, or both, would constitute a default in any material respect by Seller under any Contract affecting title to or relating to the use of the Leased Real Property, and no such Contract has impaired in any material way the right of Seller to operate the Business at the Leased Real Property, nor has Seller received any notice of or, to Seller’s Knowledge, is there any fence dispute, boundary dispute, boundary line question, water dispute or drainage dispute concerning or affecting the Leased Real Property.

7.10    Litigation and Compliance with Laws. (a) Except as set forth in Section 7.10(a) of the Disclosure Schedule, there is no, and in the past two (2) years there has been no, action at law or in equity, no arbitration proceeding, and no action, proceeding, complaint or, to Seller’s Knowledge, investigation before or by any Governmental Authority, pending or, to Seller’s Knowledge, threatened against or by or affecting either Company Entity or the Business, or any of the Purchased Assets or either Company Entity’s right to own the Purchased Assets or operate the Business. Neither Company Entity nor any of the Purchased Assets is subject to any Order.

(b)               There are no claims, actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened against either Company Entity with respect to this Agreement, or in connection with the transactions contemplated hereby.

(c)                There is no labor trouble, dispute, grievance, controversy or strike pending or, to Seller’s Knowledge, threatened against Seller or affecting the Business. Except as set forth in Section 7.10(c) of the Disclosure Schedule, Seller is not a party to or bound by any collective bargaining agreement or otherwise required to bargain with any union, nor has Seller experienced within the last five (5) years any strikes or other actions, grievances, claims of unfair labor practices, or other collective bargaining disputes or trade disputes. Except as set forth in Section 7.10(c) of the Disclosure Schedule, no organizational effort has been made or threatened by any employee or by or on behalf of any labor union (which includes any application or request for recognition) within the last five (5) years with respect to employees of Seller. To Seller’s Knowledge, there has been no card signing by any employee of Seller within the last five (5) years. Seller has not committed any unfair labor practice or violated any applicable Laws within the last five (5) years relating to employment or employment practices or termination of employment, including those relating to wages and hours, discrimination in employment, occupational health and safety, and collective bargaining. Except as set forth in Section 7.10(c) of the Disclosure Schedule, there is no, and in the past five (5) years there has been no, pending or, to Seller’s Knowledge, threatened charge or complaint against Seller involving any employment matter, including any charge or complaint before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state, local, or foreign agency.

(d)               Seller does not own or operate, and has not within the last (5) years owned or operated, the Business or the Purchased Assets in violation in any material respect of any applicable Law.

(e)                Section 7.10(e) of the Disclosure Schedule sets forth a complete and correct list of all cargo losses or other damage or loss with respect to the goods of others suffered by Seller during the past five (5) years, in each case where the amount of such loss or damage was in excess of $100,000 per claim or judgment.

7.11    Intellectual Property. (a) Section 7.11(a) of the Disclosure Schedule sets forth the true and complete schedule of all registered Intellectual Property (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors’ certificates) and material unregistered Intellectual Property and any licenses or sublicenses with respect to the foregoing which are utilized or required in the conduct of the Business as presently operated, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with one-time or annual license, maintenance, support and other fees less than $25,000 per year. All registrations listed in the Disclosure Schedule are in good standing, valid, subsisting and in full force and effect in accordance with their terms. Except as set forth in Section 7.11 of the Disclosure Schedule, no licenses, sublicenses, covenants or agreements have been granted or entered into by Seller in respect of any of such Intellectual Property.

(b)               There is no Intellectual Property necessary for the conduct of the Business as presently operated, except those included in the Purchased Assets.

(c)                Except as set forth on Section 7.11(c) of the Disclosure Schedule, there is not now and has not been during the past five (5) years any infringement, misuse or misappropriation by Seller of any Intellectual Property which is owned or licensed by any third party, and there is not now any existing or, to Seller’s Knowledge, threatened claim against Seller of infringement, misuse or misappropriation of any Intellectual Property, and there has been no such claim in the past five (5) years.

(d)               There is no pending or, to Seller’s Knowledge, threatened claim by Seller against others for infringement, misuse or misappropriation of any Intellectual Property owned or licensed by Seller and which is utilized or required in the conduct of the Business, and there has been no such claim in the past five (5) years.

(e)                No equityholder, stockholder, officer, manager, director, employee or Affiliate (including any Equityholder) of Seller owns, directly or indirectly, in whole or in part, any Intellectual Property therefor (i) which Seller is presently using in the conduct of the Business; (ii) the use of which is necessary for the Business; or (iii) which pertains to the Business.

7.12    Contracts. (a) Section 7.12 of the Disclosure Schedule contains a true and complete list and description of all of the following Contracts to which Seller is a party or by which any of Seller’s respective properties or assets are bound (which such Section 7.12 is organized to correspond to the respective subsections below) (each Contract listed on Section 7.12 or required to be listed thereon is referred to herein as a “Material Contract”):

(i)                 Each Contract with (A) a Material Customer, (B) any other customer involving payments in excess of $50,000 or with a remaining term of greater than one year from the date hereof or (C) a Material Supplier;

(ii)               Each Contract relating to Indebtedness;

(iii)             Each Contract for the acquisition or disposition of any Person or any business unit thereof or any material assets thereof;

(iv)             Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract with a third party;

(v)               Each Contract requiring capital expenditures after the date hereof in an amount in excess of $50,000;

(vi)             Each Contract containing covenants limiting the freedom of Seller to compete with any Person in a product line or line of business or operate in any geographic location or solicit any Person;

(vii)           Each Contract pursuant to which Seller licenses Intellectual Property from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with one-time or annual license, maintenance, support and other fees less than $25,000 per year;

(viii)         Each Contract with any Equityholder or any Affiliate of Seller or any Equityholder or any manager, director or officer of Seller or any such Affiliate;

(ix)             Each Contract under which Seller is lessee, sublessee, lessor or sublessor of, or holds or operates, any real property, including all Leases and Licenses all other Contracts with respect to the Leased Real Property and the Licensed Real Property;

(x)               Each Contract for the purchase or sale of any real property;

(xi)             Each Contract containing a “most favored nation” pricing agreement, exclusive dealing arrangement, rebate, volume commitment or take-or-pay arrangement or constituting a requirements Contract;

(xii)           Each Contract with a Governmental Authority;

(xiii)         Each settlement agreement in connection with any litigation, claim or proceeding having continuing effect, none of which imposes any material obligation on Seller;

(xiv)         Each Contract with any employee of Seller;

(xv)           Each Contract with any independent contractor requiring the payment of more than $50,000 over any 12-month period following the Closing; and

(xvi)         Each Contract to which both Seller and Truline are a party or under which both Seller and Truline have rights and/or obligations.

(b)               All Material Contracts to be transferred, assigned or conveyed to the Company under this Agreement are valid, binding and enforceable against the applicable Seller party thereto and, to Seller’s Knowledge, the other parties thereto in accordance with their terms. Upon consummation of the Closing, and provided all third party required consents identified on Section 7.3(a) of the Disclosure Schedule and all Landlord Consents and Estoppel Certificates are obtained, each Material Contract shall continue in full force and effect and shall not give rise to any termination, amendment, acceleration, cancellation, penalty or other adverse consequence.

(c)                Neither Seller nor, to Seller’s Knowledge, any other Person is in breach in any material respect of, or default, in any material respect under, any Material Contract, and no event or action has occurred, is pending, or, to Seller’s Knowledge, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, could constitute or result in a breach in any material respect by Seller, or to Seller’s Knowledge, any other Person, or a default in any material respect by Seller, or, to Seller’s Knowledge, any other Person, under any Material Contract.

7.13    Financial Statements and Related Matters. (a) Except as set forth on Section 7.13(a) of the Disclosure Schedule, the Financial Statements were prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the financial position and results of operations, members’ equity and cash flow, of Seller at the dates and for the periods indicated therein, provided, however, that the Interim Financial Statements and the financial statements delivered pursuant to Section 5.3 lack footnotes, year-end adjustments (none of which would be material) and other presentation items.

(b)               Seller maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that: (i) its business is operated in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of Seller’s financial statements in conformity with GAAP, and to maintain accountability for items therein; (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to any differences.

(c)                On the Most Recent Annual Balance Sheet Date, Seller had no Liability of the type which should be reflected in balance sheets (including the notes thereto) prepared in accordance with GAAP, which was not fully disclosed, reflected or reserved against in the Most Recent Annual Balance Sheet of Seller; and, except for Liabilities which have been incurred by Seller since the Most Recent Annual Balance Sheet Date in the Ordinary Course (none of which are material and none of which are a liability for breach of contract or warranty or involves a tort, infringement, claim, lawsuit or environmental, health or safety matter), since the Most Recent Annual Balance Sheet Date, Seller has not incurred any Liability.

(d)               All of the Accounts Receivable which are reflected in the Most Recent Annual Balance Sheet of Seller were acquired by Seller in the Ordinary Course; and all of the Accounts Receivable which have been or will be acquired by Seller since the Most Recent Annual Balance Sheet Date were or will be acquired in the Ordinary Course. Each of the Accounts Receivable that constitute Purchased Assets arose from bona fide sales of goods or services in the Ordinary Course to Persons that are not Affiliates of Seller.

(e)                Seller has no Indebtedness, except as described in Section 7.13(e) of the Disclosure Schedule.

(f)                The books and records of Seller accurately reflect the assets, liabilities, business, financial condition and results of operations of Seller in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects.

7.14    Changes Since the Most Recent Annual Balance Sheet Date. Since the Most Recent Annual Balance Sheet Date, except as set forth in Section 7.14 of the Disclosure Schedule:

(a)                The Business has been conducted and carried on only in the Ordinary Course;

(b)               Except for tractors, trailers and supplies purchased, sold or otherwise disposed of in the Ordinary Course, Seller has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets of or for the Business in an aggregate amount exceeding $100,000;

(c)                Except for automobile accidents in the Ordinary Course, Seller has not sustained or incurred any loss or damage (whether or not insured against) to its properties or assets on account of fire, flood, accident or other calamity which has interfered with or affected, or could reasonably be expected to interfere with or affect, in any material respect, the operation of the Business;

(d)               Seller has not made, or become committed to make, any payment, contribution or award under or into any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust covering any employee of the Business, except as disclosed in Section 7.18 of the Disclosure Schedule or which are Transaction Expenses and included in the schedule delivered by Seller to Purchaser pursuant to Section 2.4(b);

(e)                There has been no Material Adverse Change;

(f)                Seller has not made any loans, advances or capital contributions to, or investments in, any other Person, other than as set forth on Section 7.14(f) of the Disclosure Schedule;

(g)               Seller has not changed any accounting systems, policies, principles or practices (including any change in depreciation or amortization policies or rates);

(h)               Seller has not entered into, authorized or permitted any agreement or transaction with an Equityholder or any Affiliate thereof that will survive the Closing or which is an Assumed Liability or Purchased Asset; or

(i)                 Seller has not agreed to do any of the items set forth in Sections 7.14(b), (d), (e), (f), (g) or (h).

7.15    Insurance. Section 7.15 of the Disclosure Schedule sets forth a list of all policies of insurance which are maintained by Seller, including name of insurer and type and amount of coverage; and all of such policies of insurance are in good standing, valid and subsisting, and in full force and effect in accordance with their terms. Seller has not been refused any insurance with respect to the Purchased Assets or the Business, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried.

7.16    Licenses and Permits. Section 7.16 of the Disclosure Schedule sets forth a complete and correct list of all material licenses, franchises, permits, fuel permits, operating authorities, state operating licenses or registrations and other interstate or intrastate regulatory licenses and other governmental authorizations held by Seller or the Company relating to the Business (collectively, “Permits”). The Permits are valid and in effect. Neither Seller nor the Company has received any notice that any Governmental Authority intends to cancel, terminate or not renew any of the same. Seller or the Company holds all Permits, and associated instruments of financial responsibility, necessary for the conduct of the Business as heretofore conducted. Section 7.16 of the Disclosure Schedule sets forth a list of the certificates of authority that Seller or the Company holds from the Federal Motor Carrier Safety Administration pursuant to 49 U.S.C. § 13902 to operate as a motor carrier of general commodities and the certificates of authority that Seller or the Company holds in certain states to operate as an intrastate motor carrier of general commodities. No certificate of authority issued to Seller or the Company to operate as a motor carrier is subject to pending or, to Seller’s Knowledge, threatened action on the part of any Governmental Authority for downgrade, suspension, revocation, restriction or encumbrance. Neither the U.S. Department of Transportation nor any state regulatory agency has issued or threatened to issue to Seller or the Company a safety rating of “unsatisfactory” or “conditional.”

7.17    Environmental Matters. (a) Seller has not used, transported, manufactured, processed, stored, treated or disposed of any Hazardous Materials, in, beneath or on the Leased Real Property or Licensed Real Property except as necessary to the conduct of the Business and in compliance in all material respects with Environmental Laws. Section 7.17(a) of the Disclosure Schedule lists the customers for which Seller, to Seller’s Knowledge, has in the past five (5) years transported, or arranged for the transportation of, Hazardous Materials.

(b)               While Seller has occupied the Leased Real Property, there has not occurred, nor is there presently occurring, a Release or threatened Release of any Hazardous Material on, into, from or beneath the surface of any of the parcels of Leased Real Property, and no part of the Leased Real Property or, to Seller’s Knowledge, no part of any parcels adjacent to the Leased Real Property, including the ground water located thereon, is presently contaminated by Hazardous Materials.

(c)                Seller has not treated, transported or disposed of, nor, to Seller’s Knowledge, has it allowed or arranged for any third parties to treat, transport, or dispose of, any Hazardous Materials or other waste, (i) to or at a site which was not lawfully permitted to receive such Hazardous Material or other waste for such purpose, (ii) to or at a site which has been placed on the National Priorities List or its state equivalent, (iii) to or at a site which the United States Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent, or (iv) in a manner which gives rise to liability under any Environmental Laws. Seller has not received notice, and, to Seller’s Knowledge, there are no facts which could give rise to any notice, that Seller is, or may be, a potentially responsible party for a federal or state environmental cleanup site arising from or relating to the Business or the Purchased Assets or for corrective action arising from or relating to the Business or the Purchased Assets under any Environmental Law. Seller has not (A) received any request for information in connection with any federal or state environmental cleanup site arising from or relating to the Business or Purchased Assets or (B) undertaken (or been requested to undertake) any response or remedial actions or cleanup action of any kind arising from or relating to the Business or the Purchased Assets at the request of any Governmental Authority, or at the request of any other Person.

(d)               Except as identified in Section 7.17(d) of the Disclosure Schedule, there are no underground storage tanks, aboveground storage tanks, asbestos containing materials, or PCB containing capacitors, transformers or other equipment on any of the parcels of Leased Real Property. There has been no Release from any underground or aboveground storage tank or any PCB containing transformer, capacitor or equipment, other than in compliance in all material respects with applicable Laws. None of the underground or aboveground storage tanks or the PCB containing capacitors, transformers or equipment identified in Section 7.17(d) of the Disclosure Schedule has within the last five (5) years been, and, to Seller’s Knowledge, none now need to be, repaired or replaced.

(e)                Section 7.17(e) of the Disclosure Schedule identifies and Seller has provided to Purchaser copies of (i) all environmental audits, assessments, or occupational health studies in the possession of Seller with respect to the Business or the Purchased Assets within the past five (5) years, (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken with respect to any of the parcels of Leased Real Property, (iii) all citations issued with respect to the Business or the Purchased Assets within the past five (5) years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) and (iv) all claims, liabilities, litigation, notices of violation, administrative proceedings, whether pending or, to Seller’s Knowledge, threatened, or Orders issued with respect to the Business within the past five (5) years under applicable Environmental Laws.

(f)                Seller (i) has not pending or on file any application to treat, incinerate or dispose of PCBs or holds any permit, license or right to incinerate PCBs, (ii) engages (or has engaged) in the land filling of Hazardous Materials except in compliance in all material respects with applicable Environmental Laws or (iii) engages (or has engaged) in any road oiling activities nor have they applied or used oil or Hazardous Materials for dust control or paving purposes.

(g)               Seller has been and is in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws, and Seller has been and is currently in compliance in all material respects with all such permits, licenses and authorizations.

(h)               Except as set forth in Section 7.17(h) of the Disclosure Schedule, all Purchased Assets constituting vehicles, trucks, tractors, trailers and other transportation equipment may immediately operate lawfully within the State of California in compliance with all applicable Laws including those promulgated and enforced by the California Environmental Protection Agency’s Air Resource Board.

7.18    Employee Benefit Plans. (a) Except as set forth in Section 7.18(a) of the Disclosure Schedule, Seller does not maintain, sponsor, contribute to or have any Liability (including potential liability by reason of it being an ERISA Affiliate with respect to another entity) with respect to:

(i)     any “employee welfare benefit plan” or “employee pension benefit plan” as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, or any “multiemployer plan” (as defined in section 3(37) or Section 4001(3) of ERISA) (a “Multiemployer Plan”); or

(ii)   any retirement or deferred compensation plan as defined in Treas. Reg. Section 1.409A-1(a)(1), incentive compensation plan, equity plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an “employee benefit plan” (as defined in section 3(3) of ERISA).

(b)               A true and complete copy of each of the plans, arrangements and agreements set forth in Section 7.18(a) of the Disclosure Schedule (collectively, the “Benefit Plans”), and all contracts or agreements relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements has been provided to Purchaser. In the case of any Benefit Plan which is not in written form, Purchaser has been provided with a true and complete description of such Benefit Plan. A true and complete copy of the two most recent annual reports, and the most recent summary plan description with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Benefit Plan has been provided to Purchaser.

(c)                As to all Benefit Plans:

(i)     All Benefit Plans comply and have been administered in form and in operation in all material respects with all requirements of Law applicable thereto, and there has been no notice issued by any Governmental Authority questioning or challenging such compliance.

(ii)   All Benefit Plans that are employee pension benefit plans (as defined in section 3(2) of ERISA) comply in form and in operation in all material respects with all requirements of sections 401(a) and 501(a) of the Code; each such Benefit Plan has a current determination or opinion letter issued with respect thereto by the IRS; and no event has occurred which will or could give rise to disqualification of any such Benefit Plan under such sections or to a tax under section 511 of the Code.

(iii) None of the assets of any Benefit Plan is invested in “employer securities” or “employer real property” as those terms are respectively defined in sections 407(d)(1) and (2) of ERISA.

(iv) Each of the Benefit Plans complies with the requirements of section 409A of the Code.

(v)   Except as set forth in Section 7.18(c) of the Disclosure Schedule, all contributions and premiums required by Law or the terms of a Benefit Plan to be paid prior to the Closing have been or will be timely made or paid in full prior to the Closing.

(vi) There has been no act or omission which has given rise to or may give rise to fines, penalties, Taxes, or related charges under sections 502(c), 502(i), 502(l) or 4071 of ERISA or Chapters 43, 47, or 68 of the Code for which Seller or any ERISA Affiliate of Seller may be liable. No action has been taken to correct any defects with respect to any Benefit Plan under any IRS correction procedure and, to Seller’s Knowledge, no such action is required.

(vii)                       Neither the execution of this document nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, result in (A) any payment of severance or other compensation to any current or former employee of Seller or any Equityholder or (B) the acceleration of the time of payment or vesting of any compensation or benefit, other than any payment that constitutes a Transaction Expense and is included in the schedule delivered by Seller to Purchaser pursuant to Section 2.4(b).

(viii)                     Except as set forth in Section 7.18(c) of the Disclosure Schedule, there are no actions, suits or claims (other than routine claims for benefits) pending or, to Seller’s Knowledge, threatened involving such Benefit Plans or the assets thereof, and there has been no such actions, suits or claims in the past five (5) years.

(ix) Except as set forth in Section 7.18(c) of the Disclosure Schedule, (A) No Benefit Plan is subject to Title IV of ERISA or the funding requirements of Section 412 of the Code and (B) no benefit plan is a Multiemployer Plan.

(x)   Each Benefit Plan which constitutes a “group health plan” (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), has been operated in compliance with applicable Law.

(xi) Except as set forth in Section 7.18(c) of the Disclosure Schedule, neither Seller nor any ERISA Affiliate of Seller has Liability under any Benefit Plan or otherwise for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title 1 of ERISA and section 4980B (or any predecessor section thereto) of the Code.

(xii)                       Except as set forth in Section 7.18(c) of the Disclosure Schedule, Seller has not committed any act or omission that would impair the right or ability of Seller or any ERISA Affiliate of Seller unilaterally to amend or terminate any Benefit Plan.

(d)               Seller has provided Purchaser with a true, complete and accurate list of each employee of Seller, the date(s) of hire, age, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), whether such person is exempt or non-exempt for overtime pay purposes, the number of such person’s accrued sick days and vacation days as well as the employee’s vacation entitlement, whether such person is absent from active employment and, if so, the date such person became inactive (if known), the reason for such inactive status and, if applicable, the anticipated date of return to active employment. Seller has provided Purchaser with a true, complete and accurate list of each individual independent contractor providing services to Seller, the date(s) of engagement, position and title (if any), name of an applicable contact person and contact details, location where services are provided by such independent contractor, and hourly, monthly and annual remuneration of each independent contractor.

7.19    Taxes. (a) Company has complied in all material respects with all Laws relating to Taxes and has duly and timely filed all Tax Returns that it was required to file in accordance with applicable Law. All such Tax Returns are true, correct, and complete. All Taxes due and payable with respect to such Tax Returns, or otherwise due and payable by the Company for which the Company could be liable as a result of transferee liability, joint and several liability, contractual liability, or otherwise, have been timely paid to the appropriate taxing authority. Seller has materially complied with all Laws relating to Taxes and has duly and timely filed all material Tax Returns relating to the Purchased Assets, the Business, or the Transferred Employees that were due in accordance with applicable Law. All such Tax Returns are true, correct, and complete. All Taxes due and payable with respect to such Tax Returns, or otherwise due and payable by Seller with respect to the Purchased Assets, the Business, or the Transferred Employees or for which Seller could be liable as a result of transferee liability, joint and several liability, contractual liability, or otherwise, have been timely paid to the appropriate taxing authority. There are no existing Liens for Taxes (other than Permitted Liens) upon the Purchased Assets. Seller has provided Purchaser true, correct, and complete copies of (i) all material federal, state, local, and foreign Tax Returns filed by any of Seller, the Company (or their Affiliates) with respect to the Business, the Purchased Assets, or the Transferred Employees in the past three years; and (ii) all material notices, correspondence, and similar materials received by any of Seller, the Company (or their Affiliates) from any taxing authority relating to the Business, the Purchased Assets, or the Transferred Employees or Taxes associated therewith.

(b)               Each of Seller and the Company has timely and properly withheld under applicable Tax laws requiring same (i) all required amounts from payments to its employees and (ii) all sales, use, and value added Taxes, in each case, relating to the Business, the Purchased Assets, or the Transferred Employees or Taxes associated therewith. Seller or the Company, as applicable, has timely remitted all such Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(c)                No portion of the cost of any of the Purchased Assets was financed directly or indirectly from the proceeds of any Tax exempt state or local government obligation described in Code Section 103(a). None of the Purchased Assets is Tax exempt use property under Code Section 168(h). None of the Purchased Assets is property that Seller (or the Company) is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8). None of the Purchased Assets (nor any other property owned by the Company) constitutes stock in a corporate subsidiary or a joint venture, partnership, limited liability company interest, or other arrangement or Contract which is taxed as a partnership for U.S. federal income Tax purposes.

(d)               Seller is not a foreign person within the meaning of Code Section 1445. Neither the Code nor any other provision of law requires Purchaser to withhold any portion of the Purchase Price.

(e)                Neither Seller nor the Company has any obligation for Taxes pursuant to any Contract that Purchaser is assuming as a result of the transactions contemplated by this Agreement, other than real property taxes under the Leases or motor fuel and similar vehicle excise taxes under Material Contracts. Neither Seller nor the Company has extended any statute of limitations relating to Taxes for which Purchaser could be liable under this Agreement or pursuant to applicable Law. No taxing authority has made a claim that, as a result of conducting the Business, owning any Purchased Assets, or employing any Transferred Employee, either Seller or the Company is obligated to pay Taxes in a jurisdiction in which Seller is not filing Tax Returns or paying Taxes. No audits or other proceedings are ongoing or, to Seller’s Knowledge, threatened with respect to any Taxes relating to the Business, the Purchased Assets, or the Transferred Employees (or otherwise with respect to the Company) for which Purchaser could have liability under this Agreement or under applicable Laws. There are no unpaid assessments or proposed assessments for Taxes with respect to any of the Purchased Assets or otherwise with respect to the Company.

(f)                Neither Seller nor the Company is subject to any material Tax holiday, Tax incentive or Tax grant in any jurisdiction with respect to Taxes relating to the Business, the Purchased Assets, or Transferred Employees.

(g)               Neither Seller nor the Company is party to any Contract, plan, or other arrangement with any Transferred Employee or other Person for which Purchaser or the Company could have any liability and which could (either alone or aggregated with other payments) give rise to a payment (or another benefit) that is not deductible under Code section 280G or subject to the excise Tax under Code section 4999. Neither Seller nor the Company has agreed to pay, gross up or otherwise indemnify any employee or contractor for any employment or income Taxes, including potential Taxes imposed under Code Sections 409A or 4999, pursuant to any Contract, plan or other arrangement with any Transferred Employee or other Person.

(h)               The Company is (and has been for its entire existence) properly treated as a “disregarded entity” for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) and no election has been made (or is pending) to change such treatment.

7.20    Suppliers; Customers.

(a)                Suppliers. Section 7.20(a) of the Disclosure Schedule sets forth the ten (10) largest suppliers of Seller (based on dollar amounts paid by Seller for products or services supplied to Seller) for the year ended December 31, 2016 and the current year period ended March 31, 2017 (the “Material Suppliers”) and the amounts paid by Seller to such Material Suppliers during such periods. Except as set forth in Section 7.20(a) of the Disclosure Schedule, (i) all Material Suppliers continue to be suppliers of Seller; (ii) to Seller’s Knowledge, no Material Supplier intends to reduce materially its business with Seller from the levels achieved during the year ended December 31, 2016 or the current year period ended March 31, 2017; (iii) since the Most Recent Annual Balance Sheet Date, no Material Supplier has terminated its relationship with Seller or, to Seller’s Knowledge, threatened to do so; (iv) since the Most Recent Annual Balance Sheet Date, no Material Supplier has modified or, to Seller’s Knowledge, indicated that it intends to, modify its relationship with, or the rates it charges to, Seller in a manner which is less favorable in any material respect to Seller or has agreed not to or, to Seller’s Knowledge, indicated it will not agree to, do business on such rates, terms and conditions at least as favorable as the rates, terms and conditions provided to Seller on the Most Recent Annual Balance Sheet Date; and (v) Seller is not involved in any material claim, dispute or controversy with any Material Supplier. To Seller’s Knowledge, no Material Supplier has threatened to take any of the actions described in this Section 7.20(a) as a result of the transactions contemplated by this Agreement. To Seller’s Knowledge, since the Most Recent Annual Balance Sheet Date, there has been no other adverse material change in the relationship between Seller and any Material Supplier.

(b)               Customers. Section 7.20(b) of the Disclosure Schedule sets forth all dedicated logistics customers of Seller for the year ended December 31, 2016 and the current year period ended March 31, 2017 (the “Material Customers”) and the amounts for which Seller invoiced such Material Customers during such periods. Except as set forth in Section 7.20(b) of the Disclosure Schedule, (i) all Material Customers continue to be customers of Seller, (ii) to Seller’s Knowledge, no Material Customer will reduce materially its business with Seller from the levels achieved during the year ended December 31, 2016 or the current year period ended March 31, 2017; (iii) since the Most Recent Annual Balance Sheet Date, no Material Customer has terminated its relationship with, or decreased the rates it pays to, Seller or, to Seller’s Knowledge, threatened to do so; (iv) since the Most Recent Annual Balance Sheet Date, no Material Customer has modified or, to Seller’s Knowledge, indicated that it intends to modify, its relationship with Seller in a manner which is less favorable in any material respect to Seller or has agreed not to or, to Seller’s Knowledge, indicated it will not agree to, do business on such rates, terms and conditions at least as favorable as the rates, terms and conditions provided to Seller on the Most Recent Annual Balance Sheet Date; and (v) Seller is not involved in any material claim, dispute or controversy with any Material Customer. To Seller’s Knowledge, no Material Customer has threatened to take any of the actions described in this Section 7.20(b) as a result of the transactions contemplated by this Agreement. To Seller’s Knowledge, since the Most Recent Annual Balance Sheet Date, there has been no other material adverse change in the relationship between Seller and any Material Customer.

7.21    No Illegal Payments. Neither Seller nor, to Seller’s Knowledge, any of Seller’s directors, managers, officers, employees or agents for the purpose of helping Seller has in the past five (5) years directly or indirectly (i) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, Governmental Authority or other Person or (ii) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office. Neither Seller nor any of its officers, managers, directors, agents, employees or other Persons acting on behalf of Seller has in the past five (5) years, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder or any similar anticorruption or antibribery legal requirements applicable to Seller in any jurisdiction other than the United States (collectively, the “FCPA”). Seller has no actions pending or, to Seller’s Knowledge, threatened against it under the FCPA.

7.22    Solvency. Immediately after giving effect to the Sale Transactions, Seller shall be able to pay its debts as they become due and shall own cash and property which has a fair saleable value greater than the amounts required to pay its liabilities and debts (including a reasonable estimate of the amount of all contingent liabilities, including with respect to any litigation to which Seller is a party).  No transfer of property is being made and no obligation is being incurred in connection with the Sale Transactions with the intent to hinder, delay or defraud any present or future creditors of Seller.

7.23    Owner-Operators.

(a)                Seller has provided to Purchaser a correct and complete list of all owner-operators used by Seller within the five (5) years preceding the date hereof.

(b)               There are no actions, proceedings, complaints or, to Seller’s Knowledge, investigations by or before any Governmental Authority pending or, to Seller’s Knowledge, threatened with respect to the classification of any owner-operator as an independent contractor or the improper payment of any owner-operator under any Contract or otherwise.

(c)                Seller maintains a driver qualification file on each of its owner-operators and all such driver qualification files comply, in all material respects, with the requirements of the Federal Motor Carrier Safety Regulations, including 49 C.F.R. Parts 382, 383 and 391.

(d)               Each Contract to which any Seller is a party with any owner-operators or independent contractors is in compliance, in all material respects, with the Federal Leasing Regulations under 49 C.F.R. Part 376.

ARTICLE VIII
Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as follows:

8.1        Due Incorporation. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware.

8.2        Authority. Purchaser has the entity, right, power and authority to enter into, and perform its obligations under this Agreement and each other agreement delivered in connection herewith to which it is a party, and has taken all requisite entity action to authorize the execution, delivery and performance of this Agreement and such other agreements and the consummation of the Sale Transactions and other transactions contemplated by this Agreement; and this Agreement has been duly executed and delivered by Purchaser and each is binding upon, and enforceable against, Purchaser in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.)

8.3        No Violations. Except as set forth on Schedule 8.3, neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation of the Sale Transactions or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise conflict with, result in a breach of, or constitute a default under, the certificate of incorporation or by-laws (or similar organizational or governing documents) of Purchaser, or any Law or Order, or any Contract or plan to which Purchaser is a party or by which it is bound or to which any of its assets are subject. Except as required under the HSR Act, Purchaser is not required by any Law to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement.

8.4        Brokers. Neither this Agreement nor the Sale Transactions or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing, Purchaser or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity

8.5        Funds Available. On the date hereof Purchaser has access to, and on the Closing Date Purchaser will have, sufficient funds to enable it to pay the Purchase Price and otherwise to perform its obligations under this Agreement.

ARTICLE IX
Conditions to Closing Applicable to Purchaser

The obligations of Purchaser hereunder (including the obligation of Purchaser to close the transactions herein contemplated) are subject to the following conditions precedent:

9.1        No Termination. Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 11.1.

9.2        Bring-Down of Seller’s Warranties and Covenants. The representations and warranties of Seller set forth in this Agreement that are qualified by materiality or “Material Adverse Change” shall be true and correct in all respects, and all other representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date). Each of Seller and the Company shall have performed or complied in all material respects with all of its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing. At the Closing, Purchaser shall have received a certificate executed by an officer of Seller to the foregoing effect.

9.3        No Material Adverse Change. Since the date hereof, there shall have been no Material Adverse Change.

9.4        Pending Actions. No investigation, action, suit or proceeding by any Governmental Authority and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges, or could reasonably be expected to result in a challenge to, this Agreement or any transactions contemplated hereby, or which claims, or might give rise to a claim for, damages against the Company or Purchaser in a material amount as a result of the consummation of this Agreement.

9.5        Required Contract Consents. Purchaser shall have received evidence reasonably satisfactory to it of the receipt of the required consents listed in Schedule 9.5.

9.6        No Order; HSR Act. There shall not be any Order in effect, pending or threatened preventing consummation of any of the transactions contemplated by this Agreement. The applicable waiting period, together with any extensions thereof, under the HSR Act, shall have expired or been terminated, or clearance in writing on terms reasonably satisfactory to Purchaser shall have been received.

9.7        Required Permits. The Company shall have obtained those Permits that are necessary for the Company to operate the business in substantially the same manner as operated by Seller prior to the Closing.

9.8        All Necessary Documents. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and Purchaser shall have received copies of such documents as Purchaser may reasonably request in connection therewith, including those documents to be delivered pursuant to Section 3.2.

Purchaser shall have the right to waive any of the foregoing conditions precedent, which waiver shall be in writing.

ARTICLE X
Conditions to Closing Applicable to Seller

The obligations of Seller and Equityholders hereunder (including the obligation of Seller to close the transactions herein contemplated) are subject to the following conditions precedent:

10.1    No Termination. Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 11.1.

10.2    Bring-Down of Purchaser Warranties and Covenants. The representations and warranties of Purchaser set forth in this Agreement that are qualified by materiality or “Material Adverse Change” shall be true and correct in all respects, and all other representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date). Purchaser shall have performed or complied in all material respects with all of its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing. At the Closing, Seller shall have received a certificate executed by an officer of Purchaser to the foregoing effect.

10.3    Pending Actions. No investigation, action, suit or proceeding by any Governmental Authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges or could reasonably be expected to result in a challenge to this Agreement or any transaction contemplated hereby, or which claims, or might give rise to a claim for, damages against Seller in a material amount as a result of the consummation of the transactions contemplated hereby.

10.4    No Order; HSR Act. There shall not be any Order in effect, pending or threatened preventing consummation of any of the transactions contemplated by this Agreement. The applicable waiting period, together with any extensions thereof, under the HSR Act, shall have expired or been terminated, or clearance in writing on terms reasonably satisfactory to Seller shall have been received.

10.5    All Necessary Documents. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of such documents as it may reasonably request in connection therewith, including those documents to be delivered pursuant to Section 3.3.

10.6    Sellers Waiver. Seller and Equityholders shall have the right to waive any of the foregoing conditions precedent, which waiver shall be in writing.

ARTICLE XI
Termination

11.1    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)                by mutual consent of Purchaser and Seller;

(b)               by Purchaser or by Seller, if at or before the Closing any condition set forth herein for the benefit of Purchaser or Seller, respectively, shall not have been timely met or cannot be timely met by August 23, 2017; provided, the party seeking to terminate (and in the case of Seller, Seller or the Company) is not in any material respect in breach of or default under this Agreement; or

(c)                by Purchaser or by Seller if any representation or warranty made herein for the benefit of Purchaser or Seller, respectively, is untrue in any material respect, or Seller or the Company, on the one hand, or Purchaser, on the other hand, respectively, shall have defaulted in any material respect in the performance of any material obligation under this Agreement; provided, the party seeking to terminate (and in the case of Seller, Seller or the Company) is not in any material respect in breach of or default under this Agreement.

11.2    Effect of Termination. If either party terminates this Agreement pursuant to this Article XI, all rights and obligations of each party hereunder (except for the parties’ obligations under 13.1(a)) shall terminate without any liability of any party, other than any liability of any party for the breach of its obligations hereunder.

ARTICLE XII
Indemnification

12.1    Indemnification by Seller. Subject to the provisions of this Article XII, from and after the Closing, Seller covenants and agrees to indemnify and hold harmless Purchaser and its Affiliates (including the Company), and their respective officers, directors, managers, equityholders, employees and agents (collectively, the “Purchaser Indemnitees”), from and against any and all Adverse Consequences incurred or suffered by the Purchaser Indemnitees to the extent arising or resulting from any of the following:

(a)                any inaccuracy in or breach of, or, with respect to a third-party claim, any alleged breach or inaccuracy of, any representation or warranty of Seller set forth in this Agreement or any Transaction Document, in each case, determined without giving effect to any qualification or limitation as to materiality, Material Adverse Change or words of similar import contained in any such representation or warranty (other than with respect to (i) the terms “Material Customers” or “Material Suppliers” and (ii) the representation and warranty contained in Section 7.14(e));

(b)               any breach of any covenant or agreement of Seller, Equityholders or Truline set forth herein or in any document or certificate delivered by Seller, Equityholder, Truline or any of their Affiliates in connection with this Agreement (excluding the Employment and Non-Compete Agreement);

(c)                any breach of any covenant or agreement of the Company set forth herein or in any document or certificate delivered by the Company in connection with this Agreement, in each case, to be performed or complied with by the Company at or prior to the Closing;

(d)               any Retained Liabilities;

(e)                any Retained Assets; or

(f)                the following Taxes: (i) Seller’s allocable share of any Transfer Taxes (and related out-of-pocket expenses), in each case, as determined pursuant to Section 2.9; and (ii) any Retained Taxes.

12.2    Indemnification by Purchaser. Subject to the provisions of this Article XII, from and after the Closing, Purchaser covenants and agrees to indemnify and hold harmless Seller and Equityholders, and, as applicable, their respective officers, directors, managers, equityholders, employees, agents and heirs (together, the “Seller Indemnitees”) from and against any and all Adverse Consequences incurred or suffered by the Seller Indemnitees to the extent arising or resulting from any of the following:

(a)                any inaccuracy in or breach of, or, with respect to a third-party claim, any alleged breach or inaccuracy of, any representation or warranty of Purchaser set forth in this Agreement or in any document or certificate delivered by Purchaser in connection with this Agreement;

(b)               any breach of any covenant or agreement of Purchaser set forth herein or in any document or certificate delivered by Purchaser in connection with this Agreement;

(c)                any breach of any covenant or agreement of the Company set forth herein or in any document or certificate delivered by the Company in connection with this Agreement, in each case, to be performed or complied with by the Company after the Closing;

(d)               any Assumed Liability;

(e)                Purchaser’s allocable share of any Transfer Taxes (as determined pursuant to Section 2.9); or

(f)                the Guarantees (but solely to the extent arising or resulting from a liability incurred after the Closing under the associated Lease, License, Material Contract or Indebtedness).

12.3    Claim Procedure/Notice of Claim.

(a)                A party entitled, or seeking to assert rights, to indemnification under this Article XII (an “Indemnified Party”) shall give written notification (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) which contains (i) a description and the amount (the “Claimed Amount”), if then known, of any Adverse Consequences incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Article XII for such Adverse Consequences and a reasonable explanation of the basis therefor.

(b)               Within twenty (20) days after delivery of a Claim Notice (other than a Claim Notice based on a third-party claim), the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount and the basis for such dispute (in such an event, the Response shall be referred to as an “Objection Notice”). If no Response is delivered by the Indemnifying Party to the Indemnified Party within such 20-day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be promptly paid to the applicable Indemnified Party.

(c)                In the event that the parties are unable to agree on whether Adverse Consequences exist or on the amount of such Adverse Consequences within the 20-day period after delivery of a Claim Notice, either Purchaser or Seller may (but are not required to do so) petition or file an action in a court of competent jurisdiction for resolution of such dispute.

(d)               In the event that the Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article XII relating to a third-party claim, the Indemnified Party shall give written notification to the Indemnifying Party of any demand letter or the commencement of any suit or other legal proceeding relating to such third-party claim. Such notification shall be given promptly after receipt by the Indemnified Party of the demand letter, notice of such suit or proceeding, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed Adverse Consequences, if then known; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any liability caused by or arising out of such failure, including default judgments. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume and retain control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party for so long as the Indemnifying Party is diligently defending such suit or proceeding in good faith; provided, however, that the Indemnifying Party may not assume control of the defense of a suit or proceeding (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party, (C) in which increased statutory, enhanced or treble damages are sought based on willful misconduct, (D) which is reasonably likely to result in Adverse Consequences that exceed the amount the Purchaser Indemnitees will be entitled to recover from Seller as a result of the limitations set forth in this Article XII, or (E) is brought by any Material Customer or Material Supplier. In addition, notwithstanding anything to the contrary in the foregoing, in the event that an Indemnified Party in good faith determines that (x) the conduct of the defense of any claim, suit or proceeding or any proposed settlement of any such claim, suit or proceeding by the Indemnifying Party might be expected to materially adversely affect the ability of the Indemnified Party to conduct its business (including relationships with Governmental Authorities) or (y) the Indemnifying Party is not diligently defending such suit or proceeding in good faith, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement or negotiations relating to any such claim, suit or proceeding at the sole cost of the Indemnifying Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense at the Indemnifying Party’s expense. The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Adverse Consequences” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party assumes the control of a third-party claim, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Seller shall be the Controlling Party with respect to the Pending Claims and Purchaser shall have all rights of the Non-Controlling Party with respect to the Pending Claims as set forth herein.

12.4    Survival of Representations, Warranties and Covenants; Determination of Adverse Consequences.

(a)                Except as set forth in Section 12.4(b), the representations and warranties of Seller and Purchaser contained in this Agreement and the certificates delivered pursuant to this Agreement shall survive until the eighteen (18) month anniversary of the Closing Date, at which time such representations and warranties and any right to make an indemnification claim based thereon will terminate.

(b)               The Statute of Limitations Representations shall survive until the expiration of the applicable statute of limitations plus one hundred eighty (180) days, at which time such representations and warranties and any right to make an indemnification claim based thereon shall terminate. The representations and warranties of Seller contained in Section 7.1 (Due Organization, Equity Interests), Section 7.2 (Authority), Section 7.3 (No Violations and Consents), Section 7.4 (Brokers) and Section 7.7(a) and (b) (Title to Purchased Assets) (collectively, the “Unlimited Representations”) shall survive indefinitely.

(c)                Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before expiration of the survival period of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a suit or other legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Adverse Consequences, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(d)               All covenants and agreements contained in this Agreement and the Transaction Documents delivered pursuant to this Agreement shall survive the Closing Date in accordance with their terms.

(e)                If a Purchaser Indemnitee’s indemnification claim is based on both a breach of a Seller representation and warranty and either a Retained Liability or another matter not subject to the limitations set forth in Section 12.4 or 12.5, such limitations shall not apply or restrict Purchaser Indemnitee’s right to indemnification.

(f)                The representations and warranties of Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser or by reason of the fact that Purchaser or any of Purchaser’s representatives knew or should have known that any such representation or warranty is or might be inaccurate.

12.5    Limitations on Indemnification Obligations.

(a)                Seller shall have no obligation to indemnify the Purchaser Indemnitees with respect to Adverse Consequences arising under Section 12.1(a) (other than the Unlimited Representations and the Statute of Limitations Representations) until the aggregate amount of all Adverse Consequences thereunder exceeds Two Hundred Fifty Thousand Dollars ($250,000), in which event Seller shall be obligated to indemnify the Purchaser Indemnitees only for the amount of Adverse Consequences in excess of such threshold.

(b)               Seller shall have no obligation to indemnify the Purchaser Indemnitees with respect to Adverse Consequences arising under Section 12.1(a) (other than the Unlimited Representations and the Statute of Limitations Representations) in excess of Four Million Dollars ($4,000,000) (the “Cap”).

(c)                The amount of any Adverse Consequences incurred by any Indemnified Party will be reduced by the net amount such Indemnified Party actually recovers from any insurer or other party liable for such Adverse Consequences (other than pursuant to the Representation and Warranty Insurance Policy).

(d)               Notwithstanding anything to the contrary in this Agreement, Purchaser Indemnitees’ rights to indemnification with respect to Adverse Consequences arising under Section 12.1(b) (but only to the extent it relates to a breach of a covenant or agreement and not a breach of the certificate delivered pursuant to Section 9.2), (c), (d), (e) or (f) or the Unlimited Representations or the Statute of Limitations Representations or based upon fraud shall not be subject to the limitations set forth in Sections 12.5(a) and 12.5(b). As used in this Section “fraud” shall mean: (1) a misrepresentation of material fact; (2) that the Person making the representation knew or should have known was false; (3) that the Person making the representation intended that the representation would induce the other party to rely and act on it; and (4) the party relying on the representation suffered injury in justifiable reliance on the representation.

(e)                The Purchaser Indemnitees shall assert all claims for indemnification pursuant to Section 12.1(a) and Section 12.1(f)(ii) against the Representation and Warranty Insurance Policy to the extent covered thereby prior to seeking recovery from Seller hereunder. If the Purchaser Indemnitees incur Adverse Consequences pursuant to Section 12.1(a) (other than with respect to the Unlimited Representations or the Statute of Limitations Representations) which Adverse Consequences would have been covered by the Representation and Warranty Insurance Policy but for the fact that the Purchaser Indemnitees previously recovered under the Representation and Warranty Insurance Policy for Adverse Consequences arising from or with respect to breaches of the Unlimited Representations or the Statute of Limitations Representations or under Section 12.1(f)(ii), then, notwithstanding anything else contained herein to the contrary, Seller shall indemnify and reimburse the Purchaser Indemnitees for such Adverse Consequences in an amount equal to the lesser of (i) the aggregate amount of all such Adverse Consequences and (ii) the aggregate amount of Adverse Consequences arising from or with respect to breaches of the Unlimited Representations or the Statute of Limitations Representations or under Section 12.1(f)(ii) that the Purchaser Indemnitees had previously recovered under the Representation and Warranty Insurance Policy.

(f)                Any indemnity payments made pursuant to this Article XII shall be treated for all income Tax purposes by the parties hereto as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

(g)               The Purchaser Indemnitees shall mitigate Adverse Consequences in accordance with applicable Law.

12.6    Right of Set-Off. If Seller is obligated to indemnify Purchaser or any other Purchaser Indemnitee for any indemnification claim in accordance with Article XII, Purchaser may set-off the amount of such claim against any amounts payable by Purchaser or the Company to Seller under this Agreement, including the Earnout Payments and Catch-Up Payment, as the same becomes due. If Purchaser intends to set-off any amount hereunder, Purchaser shall provide not less than twenty (20) days’ prior written notice to Seller of its intention to do so, together with a reasonably detailed explanation of the basis therefor (a “Set-Off Notice”). If, within ten (10) days of its receipt of a Set-Off Notice, Seller provides Purchaser with written notice of Seller’s dispute with Purchaser’s right to make such set-off, Purchaser and Seller shall meet in good faith within five (5) days to attempt to resolve their dispute. If such dispute remains unresolved despite Purchaser’s good faith attempt to meet with Seller and resolve such dispute, Purchaser may withhold the amount contemplated by the Set-Off Notice until the matter is resolved. If it is finally determined that Purchaser’s claim is valid, then Purchaser may effect the set-off contemplated by the Set-Off Notice. If it is finally determined that Purchaser’s claim is not valid, then Purchaser shall promptly pay to Seller the amount withheld pursuant to the Set-Off Notice plus accrued interest from the date the amount set-off pursuant to the Set-Off Notice was due to the date such amount is actually paid at an interest rate equal to the interest rate that Purchaser pays under its senior revolving credit facility from time to time. For purposes of this Section 12.6, “finally determined” means that the validity and amount of such claim has either been (x) consented to in writing by Seller (whether pursuant to a settlement agreement or otherwise) or (y) determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction. The cost of any litigation between the parties with respect to any contested set-off, including reasonable accounting and attorneys’ fees and court costs, costs of expert witnesses and other expenses of litigation shall be paid in accordance with Section 16.16.

12.7    Source of Recovery. Any payment to be made by Seller with respect to any indemnification obligations for Adverse Consequences pursuant to this Article XII shall be paid to the Purchaser Indemnitees (i) first, from the Representation and Warranty Insurance Policy if coverage is available, provided that, for the avoidance of doubt, any retention amount or deductible thereunder or any matter excluded from coverage thereunder shall be paid in accordance with clauses (ii) and (iii) below, (ii) second, at Purchaser’s sole election, either from the Indemnification Escrow Funds or by set-off as contemplated by Section 12.6 or any combination of the foregoing and (iii) thereafter, to the extent Seller’s indemnification obligations exceed the funds available described in clauses (i) and (ii), from Seller, subject in each case to the applicable limitations set forth in this Article XII.

12.8    Exclusive Remedy. The remedies provided in this Article XII constitute the sole and exclusive remedies available to each party hereto for recoveries against another party hereto for breaches of the representations and warranties having continuing effect after the Closing Date, in this Agreement or in any Transaction Document.

ARTICLE XIII
Confidentiality

13.1    Confidentiality of Materials. (a) The parties hereto agree with respect to all technical, commercial and other information that is furnished or disclosed by the other party, including information regarding such party’s (and its subsidiaries’ and Affiliates’) organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, technology, rights, obligations, liabilities and strategies (“Information”), that, unless and until the transaction contemplated by this Agreement shall have been consummated, (i) such Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Information, treating such Information with the same degree of care and confidentiality as it accords its own confidential and proprietary Information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Information which (A) is contained in a printed publication available to the general public, (B) is or becomes publicly known through no wrongful act or omission of the receiving party, or (C) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Information; and (iii) all such Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party and, in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to a Governmental Authority with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort) and in the case of (x) oral information furnished to any party by the other which shall have been reduced to writing by the receiving party and (y) all internal documents of any party describing, analyzing or otherwise containing Information furnished by the other party, all such writings and documents shall be destroyed, upon request, in the event this Agreement is terminated, and each party shall confirm in writing to the other compliance with any such request. Notwithstanding the foregoing, no party shall be required to erase electronically stored Information that has been saved to a back-up file in the ordinary course of business; provided that such Information shall remain subject to the confidentiality and nonuse provisions of this Section 13.1 so long as such information is retained.

(b)               Seller and Equityholders also each agree with respect to all Information regarding the Company, the Business and the Purchased Assets that, from and after the Closing, (i) such Information is confidential and/or proprietary to Purchaser and entitled to and shall receive treatment as such by Seller, Equityholders and their respective Affiliates; (ii) Seller and Equityholders shall, and shall cause their respective Affiliates to, hold in confidence and not disclose nor use any such Information, treating such Information with the same degree of care and confidentiality as it or he accords its own confidential and proprietary information; provided, that neither Seller nor Equityholders shall have any such obligations with respect to Information which is of the type described in clauses (A) through (C) of Section 13.1(a)(ii).

13.2    Remedy. Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 13.1 is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach by the other party.

ARTICLE XIV
Employee Matters

14.1    Transferred Employees. (a) Immediately prior to the Closing, Seller and its Affiliates shall take all actions necessary to cause each of the employees of the Business who are employed on a full-time basis (other than Paul Truman or those employees on Long-Term Disability) to be offered employment with the Company on terms and conditions substantially comparable to their current terms and conditions of employment as approved by Purchaser. Seller shall not be obligated to obtain written employment agreements from any employee other than Estenson, and any such employees of the Business who accept employment with the Company pursuant to this Section 14.1(a) and are employed by the Company as of the Closing are referred to herein as the “Transferred Employees”. Purchaser may, in its discretion, provide, or cause the Company to provide, letters or other communications to individuals who may become Transferred Employees relating to their employment with the Company following the Closing.

(b)               Seller shall be solely responsible for any severance claims or any other claims or causes of action asserted by or with respect to any employee of the Business who is not a Transferred Employee or as a result of the transfer of the Transferred Employees to employment with the Company prior to the Closing (or the offers of employment with the Company), which amounts shall be included in Transaction Expenses. Seller shall remain solely responsible for all Liabilities arising from any employment claim made by a Transferred Employee which arose or is otherwise attributable to an event or circumstance existing before the Closing. The Company shall be solely responsible for any employment claim made by a Transferred Employee which arises after Closing, provided that such claim is not attributable to an event or circumstance existing before the Closing.

14.2    Workers’ Compensation. Seller shall remain solely responsible for all Liabilities arising from workers’ compensation claims, both medical and disability, or other government-mandated programs which are based on injuries allegedly occurring prior to Closing regardless of when such claims are filed, including those claims set forth on Schedule 14.2. The Company shall be solely responsible for such claims of Transferred Employees based on injuries allegedly occurring after Closing.

14.3    Benefit Plans and Claims.

(a)                Except as otherwise listed in Schedule 14.3(a) or pursuant to the assumption of the collective bargaining agreements set forth in Schedule 14.5, neither Purchaser nor the Company shall assume any Benefit Plan or any Liabilities under or with respect thereto and Seller and its Affiliates (other than the Company) shall retain the sponsorship of and all Liabilities under and with respect thereto. Effective immediately prior to the Closing, Seller shall cause the Benefit Plans that are set forth in Schedule 14.3(a) and all contracts and agreements (including insurance contracts or administration agreements) relating thereto (the “Assumed Benefit Plans”) to be transferred to sponsorship with the Company and to cause the Company to assume sponsorship thereof and to be substituted for Seller or its applicable Affiliate thereunder. Notwithstanding any other provision of this Agreement to the contrary and specifically notwithstanding the transfer of sponsorship of the Assumed Benefit Plans to, and the assumption of sponsorship of the Assumed Benefit Plans by, the Company, Seller and its Affiliates (other than the Company) shall retain all Liabilities under and with respect to the Assumed Benefit Plans with respect to claims incurred prior to the Closing Date in accordance with the terms of the applicable Assumed Benefit Plan regardless of when the claim is filed or reported. For purposes of this Section 14.3(a), (i) a medical, dental or vision claim is incurred on the date the service is rendered or the product is purchased; (ii) a life insurance claim is incurred on the date of the individual’s death; and (iii) a disability claim is incurred on the date the individual becomes disabled under the terms of the applicable Assumed Benefit Plan.

(b)               Effective immediately prior to the Closing, all Transferred Employees shall cease to participate in all Benefit Plans for periods following the Closing, other than the Assumed Benefit Plans, and any employees of Seller and its Affiliates other than the Transferred Employees shall cease to participate in the Assumed Benefit Plans. From and after the Closing, Transferred Employees shall continue to participate in the Assumed Benefit Plans, subject to the terms and conditions thereof and, effective as of the Closing, the Transferred Employees shall participate in or shall be eligible to participate in such other employee benefit plans, programs, policies and arrangements maintained by the Company or Purchaser that are made available to similarly-situated employees of the Company, including the Assumed Benefit Plans (the “Company Benefit Plans”). In the case of any Company Benefit Plan that is an Assumed Benefit Plan, a Transferred Employee who was a participant in the Assumed Benefit Plan immediately prior to the Closing shall continue participation in the Assumed Benefit Plan without interruption immediately following the Closing, subject to the terms and conditions of the Assumed Benefit Plan.

(c)                To the extent applicable, as of the Closing Date, the Transferred Employees (and their eligible dependents) shall be given credit under each of Company Benefit Plans, for purposes of vesting and eligibility, for all service with Seller and its Affiliates before the Closing Date to the same extent such service was credited for such respective purposes by Seller immediately prior to the Closing Date under a corresponding Benefit Plan; provided, however, that no such credit shall be provided to the extent such crediting of service would result in the duplication of benefits.

(d)               To the extent applicable, as of the Closing Date, the Transferred Employees (and their eligible dependents) shall be given credit under each of the Company Benefit Plans which is an employee welfare benefit plan (as that term is described in section 3(1) of ERISA), for their service with Seller and its Affiliates for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations, and shall be given credit under any such plan for amounts paid under a corresponding Benefit Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of Company Benefit Plans; provided, however, that credit for deductibles, copayments and out-of-pocket maximums shall be provided only if the applicable Transferred Employee provides sufficient information to the applicable Company Benefit Plan to evidence such amounts. No credit of service or any amount shall be provided to the extent that such credit would result in duplication of benefits.

(e)                Seller shall be responsible for all Liabilities in connection with claims for benefits brought by or in respect of former or retired employees of the Business or Truline under any of Seller’s welfare benefit plans with respect to medical, dental, life insurance, health, accident or disability benefits or otherwise and shall provide COBRA continuation coverage to any “M&A qualified beneficiary” (within the meaning of Treasury Regulation Section 1.4980B-9) with respect to the Business or Truline.

(f)                Notwithstanding the foregoing provisions of this Section 14.3, in the case of any Transferred Employee who is covered by a collective bargaining agreement that is assumed by the Company pursuant to Section 14.5, the terms and conditions of employment of such Transferred Employee and the benefits provided to such Transferred Employee shall be governed by the terms of the applicable collective bargaining agreement.

14.4    401(k) Plan. As soon as practicable following the Closing Date, Purchaser shall, or shall cause the Company to, make available to Transferred Employees a defined contribution plan that includes a cash or deferred feature that satisfies the requirements of section 401(k) of the Code (the “Purchaser’s 401(k) Plan”). Effective as of the Closing Date, Transferred Employees who are participants in the Seller’s 401(k) Plan shall have a fully vested and nonforfeitable interest in their respective account balances thereunder and shall be entitled to a distribution of their account balances under the Seller’s 401(k) Plan. Transferred Employees who receive an eligible rollover distribution (within the meaning of section 402(f)(2) of the Code) which constitutes a direct rollover distribution within the meaning of section 401(a)(31) of the Code and regulations thereunder from the Seller’s 401(k) Plan shall, subject to the provisions of section 402 of the Code and the terms of the Purchaser’s 401(k) Plan, be permitted to make a rollover contribution to the Purchaser’s 401(k) Plan. To the extent that, pursuant to the foregoing provisions of this Section 14.4, a Transferred Employee is eligible to make a rollover contribution of a direct rollover distribution (within the meaning of section 401(a)(31) of the Code and the regulations thereunder) to the Purchaser’s 401(k) Plan, such rollover contribution may include promissory notes for loans made to such Transferred Employee under the terms of the Seller’s 401(k) Plan.

14.5    Adoption of Collective Bargaining Agreements. At the Closing, pursuant to Section 2.1(a), the Company shall assume the collective bargaining agreements of Seller set forth on Schedule 14.5, including by executing amended collective bargaining agreements, new participation agreements or other plan documentation associated with the Multiemployer Plans to the extent applicable.

14.6    ERISA Section 4204. Seller, Purchaser and the Company hereto intend to comply with the requirements of Section 4204 of ERISA in order that the transactions contemplated by this Agreement with respect to the Multiemployer Plan shall not be deemed a complete or partial withdrawal from the Multiemployer Plan. Accordingly, Seller, Purchaser and the Company agree as follows:

(a)                After the Closing, the Company shall be obligated to make contributions to the Multiemployer Plan in accordance with any collective bargaining agreement relating thereto and shall contribute to the Multiemployer Plan with respect to the Business on the same terms as Seller had an obligation to contribute to the Multiemployer Plan prior to the Closing.

(b)               Prior to the first plan year of the Multiemployer Plan beginning after the Closing Date, the Company may seek a variance from the requirements of Section 4204(a)(1)(B) of ERISA that a bond be obtained or an amount be held in escrow as provided in said section. The Company and Seller agree to cooperate with respect to obtaining any such variance (including upon request of the Company, Seller jointly with the Company and/or Purchaser notifying the Multiemployer Plan of the parties’ intent that the transaction contemplated hereby be covered by Section 4204 of ERISA) and sharing such information as may be necessary to determine whether there is a basis for applying for a variance from the applicable bonding requirements. Unless and until a variance or exemption is obtained in accordance with Section 4204(c) of ERISA, Purchaser shall cause the Company to provide to the Multiemployer Plan, for a period of five plan years commencing with the first plan year beginning after the Closing Date (the “Contribution Period”), a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, or an amount held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Plan, as applicable, or such other security as may be permitted under Section 4204(a)(1)(B) of ERISA or regulations thereunder, in an amount equal to the greater of:

(i)                 the average annual contribution required to be made by Seller to the Multiemployer Plan with respect to the Business for the three (3) plan years preceding the plan year in which the Closing Date occurs, or

(ii)               the annual contribution that Seller was required to make with respect to the Business under the Multiemployer Plan for the last plan year before the plan year in which the Closing Date occurs, which applicable bond or escrow shall be paid to the Multiemployer Plan if the Company withdraws from the Multiemployer Plan, or fails to make a contribution to the Multiemployer Plan when due, at any time during the Contribution Period.

Seller agrees to cooperate with the Company and Purchaser in connection with any application for a variance or exemption under Section 4204(c) of ERISA made by the Company to the Pension Benefit Guaranty Corporation or to the Multiemployer Plan.

(c)                Purchaser acknowledges that Seller is currently indemnified by Darigold, Inc., a Washington corporation, pursuant to the terms of those certain Contracts for the Spokane, Seattle and Portland locations (the “Darigold Indemnifications”) for unfunded pension withdrawal liability under the Multiemployer Plan. Seller’s rights under the Darigold Indemnifications are lost if Seller abandons the Contract without cause or incurs a complete or partial withdrawal during the Contribution Period. If the Company abandons one or more of Darigold locations subject to the Darigold Indemnifications or incurs a complete or partial withdrawal from the Multiemployer Plan, Purchaser shall indemnify and hold Seller harmless from any such withdrawal liability, and Seller shall pay to the Multiemployer Plan an amount equal to the payment that would have been due from Seller but for the provisions of this Section 14.6(c).

14.7    Cooperation. Between the date of this Agreement and Closing, Seller and Purchaser shall cooperate to achieve the requirements of this Article XIV, including amendments to the Assumed Benefit Plans to reflect the provisions of this Article XIV.

14.8       No Third Party Beneficiaries. Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall (a) be treated as an amendment of any Benefit Plan or any other benefit plan, program, policy or arrangement of any of Seller, Purchaser or any of their Affiliates, (b) give any third party, including Transferred Employees or any other employee of the Business or any representative thereof, any right to enforce the provisions of this Article XIV or (c) obligate Seller, Purchaser or the Company or any of their Affiliates to (i) maintain any particular benefit plan or (ii) retain the employment of any particular employee.

ARTICLE XV
Certain Other Agreements

15.1    Post-Closing Access to Records. Each party agrees to (i) provide the other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return or report of Taxes, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liabilities for Taxes or for any other reasonable purpose, and (ii) provide any information necessary or reasonably requested to allow Purchaser or the Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. Purchaser, Seller and the Company will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

15.2    Consents Not Obtained at Closing. (a) Seller shall use all commercially reasonable efforts to obtain and deliver to Purchaser at or prior to the Closing such consents as are required to allow the assignment by Seller to the Company of Seller’s right, title and interest in, to and under any Contract or Permit included in the Purchased Assets. To the extent any Contract or Permit is not capable of being assigned without the consent or waiver of the other party thereto or any third party (including any Governmental Authority), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law or Order, neither this Agreement nor the Bill of Sale shall constitute an assignment or an attempted assignment of such Contract or Permit.

(b)               Anything in this Agreement or the Bill of Sale to the contrary notwithstanding, Seller is not obligated to transfer to the Company any of their rights and obligations in and to any Contract or Permit without first having obtained all necessary consents and waivers. After the Closing Date, Seller shall use all commercially reasonable efforts, and Purchaser and the Company shall cooperate with Seller at Seller’s expense, to obtain any consents and waivers necessary to convey to the Company all Contracts and Permits intended to be included in the Purchased Assets.

(c)                If any such consents and waivers are not obtained with respect to any Contract or Permit, the Bill of Sale shall constitute an equitable assignment by Seller to the Company of all of Seller’s rights, benefits, title and interest in and to such Contract or Permit, to the extent permitted by Law, and the Company shall be deemed to be Seller’s agent for the purpose of completing, fulfilling and discharging all of Seller’s rights and liabilities arising after the Closing Date under such Contract or Permit, and Seller shall take all necessary steps and actions to provide the Company with the benefits of such Contract or Permit. Seller shall hold Purchaser and the Company harmless from any Adverse Consequences to the extent resulting from Seller’s failure to obtain any consent to assignment as required under Section 15.2(b); provided, however, that such Adverse Consequences shall not have arisen from Purchaser’s or the Company’s failure to reasonably cooperate with Seller to obtain such consent or Purchaser’s or the Company’s failure to comply with any commercially reasonable requirements imposed by the party from whom such consent must be obtained; provided further, however, that Purchaser and the Company shall have no obligation to pay any amount to any Person, or to accept any change in the terms and conditions of any Contract or Permit, to obtain such a consent.

15.3          Avoidance of Double Withholding Taxes. With respect to employment Tax matters (i) the Company shall prepare, file and furnish IRS Form W-2s with respect to Transferred Employees for all wages and other compensation Seller paid for both the portion of the year prior to and including the Closing Date and the portion of the year after the Closing Date; (ii) Seller and the Company shall agree to elect the “alternate procedure” for predecessors and successors with respect to each Transferred Employee pursuant to Section 5 of Revenue Procedure 2004-53, 34 I.R.B 320; and (iii) Seller and the Company shall work in good faith to adopt similar procedures under applicable wage payment, reporting (including IRS Forms 1094 and 1095) and withholding Laws for all Transferred Employees in all appropriate jurisdictions.

15.4          Bulk Sale Waiver and Indemnity. The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in consideration of such waiver by the Company, Seller shall indemnify, defend and hold Purchaser Indemnitees harmless against any Adverse Consequences to the extent resulting or arising from such waiver and failure to comply with applicable bulk sales laws.

15.5    Non-Competition; Non-Solicitation.

(a)                Prior to the third (3rd) anniversary of the Closing Date, no Restricted Party shall, directly or indirectly, (i) engage in, carry on, participate in or have any interest in, whether alone or in conjunction with any Person, or as a holder of an equity or debt interest of any Person, or as a principal, agent or otherwise, any business competing with the Business as conducted prior to the Closing Date by Seller in the United States of America; (ii) assist others in engaging in any business competing with the Business in any manner described in the foregoing clause (i); or (iii) induce any supplier, customer or other Person doing business with the Company or Purchaser to terminate its relationship with the Company or Purchaser or otherwise reduce the amount of business that any supplier, customer or other Person does with the Company or Purchaser. For the avoidance of doubt, the business operations of Truline as of the date hereof as described on Schedule 15.5, and of Mr. Truman solely as an officer and director of Truline and Truman Trust and Estenson Trust solely as shareholders of Truline, shall not be deemed to be competitive with the Business, the Company or Purchaser; provided, however, that Truline shall not solicit or service dedicated business from any of the customers of the Business identified at items 1-42 of Section 7.12(a)(i) of the Disclosure Schedule.

(b)               Prior to the third (3rd) anniversary of the Closing Date, no Restricted Party shall directly or indirectly solicit for employment or hire any Transferred Employee that remains an employee of the Company or any of its Affiliates at the time of or within the six (6) month period prior to such hiring or solicitation by a Restricted Party or any of their Affiliates.

(c)                Each Restricted Party acknowledges that the restrictions, prohibitions and other provisions of this Section 15.5 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of Purchaser, and are a material inducement to Purchaser to enter into the transactions contemplated by this Agreement.

(d)               It is the desire and intent of the parties to this Agreement that the provisions of this Section 15.5 shall be enforced to the fullest extent permissible under applicable Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 15.5 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete or modify (including to limit or reduce its duration, geographical scope, activity or subject) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision of this Section 15.5 in the particular jurisdiction in which such adjudication is made and to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

(e)                Notwithstanding anything to the contrary contained herein, if any Restricted Party is in violation of its obligations under this Section 15.5, the applicable restrictive period shall be extended for a period equal to any time period that such Person is in violation of this Section 15.5.

(f)                Each Restricted Party acknowledges and understands that the provisions of this Section 15.5 are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law and that the breach of the provisions of this Section 15.5 would cause Purchaser irreparable harm. In the event of a breach or threatened breach by any Restricted Party or any of their Affiliates of the provisions of Section 15.5, Purchaser shall be entitled to seek an injunction restraining it from such breach. Nothing herein contained shall be construed as prohibiting Purchaser from pursuing any other remedies available for any breach or threatened breach of this Section 15.5, and the pursuit of an injunction or any other remedy shall not be deemed to be an exclusive election of such a remedy.

15.6    Use of Estenson Logistics Name. After the Closing, no Restricted Party or any Affiliate thereof, may, directly or indirectly, use the name “Estenson Logistics” or any derivative thereof or any similar name to identify itself or himself, except that Estenson may use the name “Estenson Logistics: in connection with his motorcycle racing team until October 31, 2017. Seller and Equityholders shall be responsible for all filing fees required to be paid in connection with filing the necessary change of name amendments in the state of its organization and in each other state in which it is qualified to transact business.

15.7    Equityholders’ Guarantee. Equityholders hereby, jointly and severally, unconditionally and irrevocably guarantee for the benefit of Purchaser, the Purchaser Indemnitees and their respective heirs, successors and assigns (a) all of the obligations of Seller under this Agreement and under each other agreement, contract or instrument executed and delivered to Purchaser by Seller in connection with the transactions contemplated by this Agreement and (b) Truline’s payment when due of all Accounts Receivable owed by Truline to Seller and that is included in Current Assets.

15.8    Taxes.

(a)                Seller, at its sole cost and expense, shall timely file all Tax Returns to be filed prior to the Closing with respect to the Purchased Assets, Business, or Transferred Employees, and all Tax Returns of Seller, and timely pay all Taxes due with respect to such Tax Returns. To the extent any such Tax Return could affect the Taxes of Purchaser or the Company for any Post-Closing Tax Period, such Tax Return shall be prepared consistently with the practices and procedures of Seller before the date hereof and Seller shall provide a draft of any such Tax Return to Purchaser for Purchaser’s review and comment at least ten (10) days prior to the due date of the Tax Return. Seller shall incorporate any timely and reasonable comments made by Purchaser in any such Tax Return prior to filing.

(b)               If any Tax relates to a Straddle Period, the parties shall use the following conventions for determining the portion of such Tax that relates to the Pre-Closing Tax Period and the portion that relates to the Post-Closing Tax Period: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Taxes shall be attributable to the Post-Closing Tax Period; and (ii) in the case of all other Taxes, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology,” and the remaining amount of the Taxes for such period shall be attributable to the Post-Closing Tax Period; provided, however, that for purposes of clause (ii), exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period.

(c)                Purchaser, the Company and Seller shall (i) assist in the preparation and timely filing of any Tax Return with respect to the Purchased Assets, Business or Transferred Employees (or otherwise with respect to the Company); (ii) assist in any audit or other proceeding with respect to Taxes or Tax Returns with respect to the Purchased Assets, Business or Transferred Employees (or otherwise with respect to the Company); (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns with respect to the Purchased Assets, Business or Transferred Employees (or otherwise with respect to the Company); and (iv) provide any information necessary or reasonably requested to allow Purchaser and the Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

15.9    Seller’s Existence. For a period of five (5) years from and after the Closing, Seller shall remain in existence as a limited liability company in good standing in the State of Nevada and shall not wind-up or dissolve without the prior written consent of Purchaser. From and after the Closing, Seller shall retain sufficient cash (including any portion of the Purchase Price) necessary to pay the Retained Liabilities and any other debts and liabilities of Seller in full as they become due (and in any event, Seller shall retain an amount in cash or marketable securities with respect to each pending claim listed on Section 7.10(c) of the Disclosure Schedule, Items 8-14, 17, 24, 27-30, 34 and 40 (collectively, the “Pending Claims”) as set forth in a writing delivered by Seller to the Purchaser prior to Closing until such claim has been finally determined by the non-appealable decision of a court of competent jurisdiction or a written settlement agreement and all amounts owed by Seller in connection therewith have been paid in full), and Seller shall pay the Retained Liabilities and such debts and liabilities in full as they become due. At the request of Purchaser, Seller shall deliver to Purchaser a certificate confirming its compliance with its obligations under this Section 15.9, together with a bank or brokerage statement evidencing its compliance with the minimum requirement set forth above.

15.10                        Guarantees. From and after the Closing Date, Purchaser shall use commercially reasonable efforts to relieve Estenson, Truman, the Estenson Trust and the Truman Trust, as applicable, from any continuing obligation under the guarantees set forth on Schedule 15.10 previously provided by them in respect of any Leases, Licenses, Material Contracts and Indebtedness constituting Assumed Liabilities (collectively, the “Guarantees”), provided that nothing herein shall require Purchaser or any of its Affiliates to make any payment or grant any concession in connection therewith.

ARTICLE XVI
Miscellaneous

16.1    Cost and Expenses. Purchaser will pay its own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Sale Transactions and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein); and Seller will pay its own and the Company’s costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Sale Transactions and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein).

16.2    Entire Agreement. The Disclosure Schedule and the Exhibits and Schedules referenced in this Agreement are incorporated into this Agreement and together contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof, including the letter of intent dated March 1, 2017 between Hub Group, Inc. and Seller and the Confidentiality Agreement dated on or about January 27, 2017 between Seller and Hub Group, Inc. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

16.3    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

16.4    Assignment, Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties; provided, however, that Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to one of its Affiliates, in which event all the rights and powers of Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate. Any such assignment and delegation shall not release Purchaser from its obligations under this Agreement. In the event of any such assignment and delegation, the term “Purchaser” as used in this Agreement shall be deemed to refer to such Affiliate of Purchaser where reference is made to actions or to be taken with respect to the acquisition of the Company, and shall be deemed to include both Purchaser and such Affiliate where appropriate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

16.5    Savings Clause. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

16.6    Headings. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

16.7    Risk of Loss. Risk of loss, damage or destruction to the Purchased Assets shall be upon Seller until the Closing, and shall thereafter be upon the Company.

16.8    Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Delaware, excluding the “conflict of laws” rules thereof.

16.9    Press Releases and Public Announcements. No party hereto shall issue any press release or make any public announcement relating to the existence, terms and conditions or subject matter of this Agreement without the prior written approval of the other parties; provided, however, that Purchaser and Hub Group, Inc. may issue any press release or make any public announcement in such form as it deems necessary in its sole discretion to comply with the United States securities laws.

16.10   U.S. Dollars. All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

16.11   Notices. (a) All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by electronic transmission or sent by reputable overnight delivery service and properly addressed as follows:

To Purchaser or to the Company after the Closing:

Hub Group Trucking, Inc. 2000 Clearwater Drive Oak Brook, IL 60523
Email:	DYeager@hubgroup.com, dbeck@hubgroup.com and legal@hubgroup.com
Attention: Chief Executive Officer and General Counsel

With a copy to:

Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 60601
Email:	PDoyle@winston.com
Attention: Patrick O. Doyle

To Seller or to the Company prior to the Closing:

Estenson Logistics, LLC 560 West Brown Road, Suite 3001 Mesa, Arizona 85201
Email:	tim@estenson.com
Ptruman@trulinecorp.com
Attention:	Timothy Estenson
Paul Truman

With Copy to:

Lewis Brisbois Bisgaard & Smith LLC 6385 S. Rainbow Blvd., Suite 600 Las Vegas, Nevada 89118 Fax: 702-893-3789 Tel.: 702-693-1719 Email: michael.kearney@lewisbrisbois.com

To Mr. Estenson and Estenson Trust: Timothy Estenson 9302 S. Rita Lane Tempe, Arizona 85284 Attention: Tim Estenson Email: timestenson@me.com

To Truline, Mr. Truman and Truman Trust: Paul Truman, President Truline Corporation 9390 Redwood Street Las Vegas, Nevada 89139 Email: Ptruman@trulinecorp.com Attention: Paul Truman

(b)               Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c)                All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 16.11 if delivered personally or by courier, shall be effective upon delivery; if sent by electronic transmission, shall be delivered upon receipt of proof of transmission.

16.12                        SUBMISSION TO JURISDICTION; VENUE. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY SUIT, ACTION OR PROCEEDING RELATED THERETO SHALL BE HEARD AND DETERMINED IN SUCH COURTS AND IN NO OTHER COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

16.13                        WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 16.13.

16.14                        No Third-Party Beneficiary. This Agreement is being entered into solely for the benefit of the parties hereto and the Purchaser Indemnitees and Seller Indemnitees, and the parties do not intend that any employee or any other person shall be a third-party beneficiary of the covenants by the parties contained in this Agreement.

16.15                        Disclosures. All matters disclosed by Seller in the Disclosure Schedule shall be deemed a disclosure of such matter for purposes of the specific Section of this Agreement referenced therein and for any other Section for which the applicability of the disclosed item is reasonably apparent on its face.

16.16                        Fees and Expenses. Notwithstanding anything else contained in this Agreement to the contrary, in the event of any litigation between the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover all costs incurred and reasonable attorneys’ fees, including attorneys’ fees in all investigations, trials, bankruptcies and appeals.

16.17                        Equityholders’ Obligations. Except as otherwise expressly set forth in this Agreement, the Equityholders’ obligations hereunder are joint and several.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first written above.

PURCHASER:	HUB GROUP TRUCKING, INC.

	By:	/s/ Douglas G. Beck
	Name:	Douglas G. Beck
	Title:	Secretary

SELLER:	ESTENSON LOGISTICS, LLC, a Nevada limited liability company

	By:	/s/ Timothy J. Estenson
	Name:	Timothy J. Estenson
	Title:	CEO

COMPANY:	ESTENSON LOGISTICS, LLC, a Delaware limited liability company

	By:	/s/ Timothy J. Estenson
	Name:	Timothy J. Estenson
	Title:	CEO

equityHOLDERS:	/s/ Timothy J. Estenson
timothy J. estenson

THE Timothy J. Estenson and Traci M. Estenson Trust, dated February 25, 2003

/s/ Timothy J. Estenson
timothy J. estenson, Trustee

/s/ Traci M. Estenson
traci m. estenson, Trustee

/s/ Paul A. Truman
PAUL A. TRUMAN

The Paul A. and Kristen Truman Living Trust 2009, Dated August 6, 2009

	By:	/s/ Paul A. Truman
PAUL A. TRUMAN, Trustee

	By:	/s/ Kristen M. Truman
KRISTEN TRUMAN, Trustee

TRULINE:	TRULINE CORPORATION, a Nevada corporation

	By:	/s/ Paul A. Truman
	Name:	Paul A. Truman
	Title:	President